Exhibit 2.1

CONTRIBUTION AND MERGER AGREEMENT

Among
CATALYTICA ENERGY SYSTEMS, INC.,
RENEGY HOLDINGS, INC.,
SNOWFLAKE ACQUISITION CORPORATION,
RENEGY, LLC,
RENEGY TRUCKING, LLC,
SNOWFLAKE WHITE MOUNTAIN POWER, LLC,
ROBERT M. WORSLEY,
CHRISTI M. WORSLEY
And
ROBERT M. WORSLEY AND CHRISTI M. WORSLEY REVOCABLE TRUST
May 8, 2007

EXECUTION COPY

CONTRIBUTION AND MERGER AGREEMENT

This CONTRIBUTION AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of May 8, 2007, by and among (i) Catalytica Energy Systems, Inc., a Delaware corporation (“Catalytica”), (ii) Renegy Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Catalytica (“Holdings”), (iii) Snowflake Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Holdings (“Merger Sub”), (iv) Renegy, LLC, an Arizona limited liability company (“Renegy”), (v) Renegy Trucking, LLC, an Arizona limited liability company (“Renegy Trucking”), (vi) Snowflake White Mountain Power, LLC, an Arizona limited liability company (“Snowflake” and, together with Renegy and Renegy Trucking, the “Companies”), (vii) Robert M. Worsley (“R. Worsley”), (viii) Christi M. Worsley (“C. Worsley”) and (ix) the Robert M. Worsley and Christi M. Worsley Revocable Trust (the “Worsley Trust” and, together with R. Worsley and C. Worsley, “Worsley”).

Recitals

A. The ownership and management of the Companies are as follows: (i) Stone Axe Power Ranch, LLC, an Arizona limited liability company (“Stone Axe”), is the sole member of Snowflake; (ii) New Mexico and Arizona Land Company, LLC, an Arizona limited liability company (“NMALC”), is the sole member of each of Renegy, Renegy Trucking and Stone Axe; (iii) NZ Legacy, LLC, an Arizona limited liability company (“NZ Legacy”) is the sole member of NMALC; (iv) the Worsley Trust is the sole member of NZ Legacy; (v) R. Worsley and C. Worsley are Trustees of the Worsley Trust with the authority to act on its behalf; and (vi) R. Worsley is the manager of each of NZ Legacy, NMALC, Stone Axe and the Companies, with authority to act on behalf of each of them.

B. The respective Boards of Directors of Catalytica and Merger Sub, and Worsley, deem it advisable and in the best interest of Catalytica and the Companies to combine, and the Board of Directors of Catalytica has unanimously resolved to recommend that this Agreement and the transactions contemplated thereby be approved and adopted by the stockholders of Catalytica.

C. The combination of Catalytica and the Companies shall be effected through (i) the merger (the “Merger”) of Merger Sub with and into Catalytica in accordance with the Delaware General Corporation Law, as amended (the “Corporation Law”), and the terms of this Agreement, whereby Catalytica will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and the stockholders of Catalytica will receive shares of common stock of Holdings and (ii) the concurrent contribution (the “Contribution”) of all of the membership interests in the Companies (“Membership Interests”) indirectly held by Worsley to Holdings in exchange for shares of common stock of Holdings and warrants to purchase shares of common stock of Holdings issued to the Worsley Trust, whereby the Companies will become wholly owned subsidiaries of Holdings.

D. It is intended by the Parties that the Merger and the Contribution and the transactions contemplated thereby will qualify: (i) as a tax-free transfer of assets as described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to which the Worsley Trust and the stockholders of Catalytica will together receive the stock of Holdings constituting “control,” within the meaning of Code Section 368(c), of Holdings solely in exchange for the assets transferred in the Merger and Contribution, and (ii) if applicable, with respect to the Merger, a “reorganization” within the meaning of Code Section 368(a)(2)(E), and that this Agreement be adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code;

E. Simultaneously with the Closing (as defined below), Holdings and the Worsley Trust will enter into a registration rights agreement, in respect of the shares of common stock of Holdings issued to the Worsley Trust pursuant to this Agreement and shares of common stock of Holdings issuable upon exercise of the Warrants, in the form substantially as set forth on Exhibit A attached hereto (the “Registration Rights Agreement”).

F. (i) Each of R. Worsley and Scott Higginson (“Higginson”) have entered into employment agreements (the “Employment Agreements”) with Holdings, each of which is subject to and becomes effective as of the Closing, (ii) Robert W. Zack (“Zack,” and collectively with R. Worsley, Higginson and William McMahon, the “Key Employees”) has entered into a Letter of Acknowledgement of even date herewith concerning his Amended and Restated Employment Agreement dated as of March 23, 2007 (collectively, the “Zack Employment Agreement”), which agreement shall be assumed by Holdings at the Closing pursuant to the Assumption Agreement (as defined below), and (iii) Zack has entered into a noncompetition and nonsolicitation agreement with Holdings, which is subject to and becomes effective as of the Closing. The Employment Agreement with R. Worsley and the Zack Employment Agreement provide for the appointment of such individuals as Chief Executive Officer and Chief Financial Officer of Holdings, respectively, as of the Closing.

G. Employees of the Companies or its Subsidiaries immediately prior to the Closing who are continuing their employment following the Closing shall be subject to terms of employment with the Companies no less favorable than the terms of such employees prior to the Closing.

H. Employees who are Catalytica Corporate Employees (as defined in Section 12.3) immediately prior to the Effective Time and who continue their employment following the Effective Time shall become employees of Holdings and be subject to terms of employment with Holdings no less favorable than the terms of such employees prior to the Effective Time; and all other employees of Catalytica or its Subsidiaries immediately prior to the Effective Time who are continuing their employment following the Effective Time shall be subject to terms of employment with the Surviving Corporation or such Subsidiaries, as the case may be, no less favorable than the terms of such employees prior to the Effective Time.

Agreement

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, premises, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I. — – CONTRIBUTION OF MEMBERSHIP INTERESTS

1.1 Contribution of Membership Interests. Subject to the terms and conditions of this Agreement, at the Closing, Worsley will cause NMALC and Stone Axe to contribute, convey, transfer, assign and deliver to Holdings, and Holdings will accept from NMALC and Stone Axe, all of the right, title and interest of NMALC and Stone Axe in and to the Membership Interests of the Companies set forth on Section 1.1 of the Companies and Worsley Disclosure Schedule (as defined in the preamble to Article IV), free and clear of any pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”), other than those set forth in Section 4.3(d) of the Companies and Worsley Disclosure Schedule.

1.2 Issuance of Consideration.

(a) Subject to the terms and conditions of this Agreement, at the Closing, in consideration of the contribution of the Membership Interests of the Companies, Holdings will issue to the Worsley Trust an aggregate amount (the “Contribution Consideration”) consisting of:

(i) 26,418,334 shares of Holdings Common Stock (as hereinafter defined) (the “Contribution Shares”), subject to adjustment pursuant to Section 2.13; and

(ii) warrants to purchase up to 17,311,156 shares of Holdings Common Stock (the maximum number of shares issuable under the Warrants, the “Warrant Shares”) in the form set forth on Exhibit B hereto (“Warrants”), subject to adjustment pursuant to Section 2.13. The Warrants shall have an initial per share exercise price equal to $2.34 (the “Warrant Exercise Price”), subject to adjustment pursuant to Section 2.13 and as set forth in the Warrants. The Parties hereby mutually agree that the fair market value of the Warrants for Federal and state income tax reporting shall be the fair market value determined by Oxford Advisors pursuant to, and as set forth in, the valuation report dated May 4, 2007, or as otherwise mutually agreed to by the Parties, and that such amount shall be reported by all Parties for such purposes as taxable boot under Section 351(b) of the Code.

(b) The Contribution Consideration shall be reduced to take into account any indebtedness of the Companies as of the Closing Date (the “Closing Date Indebtedness”), other than (i) trade payables incurred in the ordinary course of business consistent with past practice (the “Trade Payables”); (ii) outstanding balances under the loan agreements to which the Companies are parties and which loan agreements are set forth on Section 1.2(b) of the Companies and Worsley Disclosure Schedule (the “Excluded Indebtedness”), provided, that for purposes of clauses (i) and (ii) collectively, only up to $53,250,000; (iii) the amounts outstanding under those capital leases set forth on Section 1.2(b) of the Companies and Worsley Disclosure Schedule (the “Capital Lease Amounts”), (iv) the Companies’ obligation to pay R. Worsley’s reasonable Transaction Expenses pursuant to Section 11.7; and (v) any Transfer Taxes (as defined in Section 10.5). Not less than five (5) business days prior to the Closing Date, Worsley and the Companies shall provide Catalytica with a statement setting forth, as of the Closing Date, (i) the Closing Date Indebtedness, (ii) the Trade Payables, (iii) the Excluded Indebtedness, (iv) the Capital Lease Amounts, (v) a good faith estimate of paid and unpaid Transaction Expenses, and (v) a good faith estimate of the Transfer Taxes, in a form reasonably satisfactory to Parent (the “Closing Date Spreadsheet”), and the Closing Date Spreadsheet shall be certified as true and correct in form reasonably acceptable to Catalytica as of the Closing Date by R. Worsley in his capacity as manager of the Companies. Any reduction of the Contribution Consideration pursuant to this Section 1.2(b) shall be effected by reducing the number of Contribution Shares by an amount (subject to adjustment pursuant to Section 2.13) equal to the quotient obtained by dividing (i) the amount by which the Closing Date Indebtedness exceeds the sum of (A) the Trade Payables, (B) the Excluded Indebtedness, (C) the Capital Lease Amounts, (D) the Transaction Expenses and (D) the Transfer Taxes (in the case of clauses (A) and (B), subject to the $53,250,000 cap described above), by (ii) $1.75.

1.3 Tax Consequences. It is intended by the Parties that the Merger and the Contribution and the transactions contemplated thereby will qualify as a tax-free transfer of assets as described in Code Section 351, pursuant to which the Worsley Trust and the stockholders of Catalytica will together receive the stock of Holdings constituting “control,” within the meaning of Code Section 368(c), of Holdings solely in exchange for the assets transferred in the Merger and Contribution.

ARTICLE II. — – THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Corporation Law, Merger Sub shall be merged with and into Catalytica at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and Catalytica shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of Merger Sub and Catalytica in accordance with the Corporation Law.

2.2 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the Parties shall file a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the Corporation Law and shall make all other filings or recordings required under the Corporation Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the “Secretary of State”), or at such other time as Catalytica and Worsley shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

2.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Catalytica and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Catalytica and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation and Bylaws.

(a) The certificate of incorporation of Catalytica as in effect immediately prior to the Effective Time shall be amended in the Merger to read in its entirety as set forth on Exhibit C hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The bylaws of Merger Sub as in effect immediately prior to the Effective Time and in the form set forth on Exhibit D hereto shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

2.5 Directors. The individuals set forth on Schedule 2.5 attached hereto shall be the Directors of the Surviving Corporation to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.6 Officers. The individuals set forth on Schedule 2.6 attached hereto shall be the officers of the Surviving Corporation to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.7 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Holdings, Merger Sub, Catalytica or Worsley:

(a) Each issued and outstanding share of common stock of Holdings held by Catalytica shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Each issued and outstanding share of common stock of Merger Sub shall be converted into and shall become one fully paid and nonassessable share of common stock, $.001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of common stock of Merger Sub shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(c) Each share of the Catalytica Common Stock (as hereinafter defined) that is held in the treasury of Catalytica shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(d) Each share of outstanding Catalytica Common Stock (other than shares that are canceled pursuant to Section 2.7(c) and Dissenting Shares (as defined in Section 6.13(i)(i)) shall be converted into the right to receive from Holdings one (1) share of Holdings Common Stock, subject to adjustment pursuant to Section 2.13 (the “Per Share Merger Consideration”). As of the Effective Time, all such shares of Catalytica Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Catalytica Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration, without interest.

2.8 Assumption of Catalytica Stock Options. At the Closing, each outstanding option to purchase shares of Catalytica Common Stock (each, a “Catalytica Stock Option”), whether or not vested, shall be assumed by Holdings and shall be exercisable for that number of shares of Holdings Common Stock as is equal to the number of shares of Catalytica Common Stock subject to the unexercised portion of such option immediately prior to the Effective Time multiplied by the Per Share Merger Consideration (rounded down to the nearest whole share) and the per share exercise price for such Catalytica Stock Option will be equal to the quotient obtained by dividing the exercise price per share of such Catalytica Stock Option by the Per Share Merger Consideration and rounded up to the nearest whole cent. All issued and outstanding restricted stock unit awards for Catalytica Common Stock will be assumed by Holdings and converted into a right to receive Holdings Common Stock. The number of shares of Holdings Common Stock issuable pursuant to such assumed Catalytica restricted stock unit awards shall equal the product of the number of shares of Catalytica Common Stock issuable pursuant to such restricted stock unit award times the Per Share Merger Consideration (rounded down to the nearest whole share). Each Catalytica Stock Option and restricted stock unit award so assumed by Holdings under this Agreement will otherwise continue to have, and be subject to, the same terms and conditions of such Catalytica Stock Option or restricted stock unit award, as the case may be, immediately prior to the Closing (including any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions, other than the transactions contemplated by this Agreement).

2.9 Fractional Shares. In no event shall any fractional share of Holdings Common Stock be issued pursuant to this Article II. The number of shares of Holdings Common Stock issuable to a stockholder of Catalytica who would otherwise be entitled to a fraction thereof (after aggregating all fractional shares to be received by such stockholders) shall be rounded up to the next highest whole number.

2.10 Exchange of Certificates.

(a) Exchange Agent. Holdings or such other agent or agents as the Parties shall designate shall act as the exchange agent (the “Exchange Agent”) in the Merger.

(b) Holdings to Provide Holdings Common Stock. Promptly after the Effective Time, and in no event more than three (3) business days thereafter, Holdings shall make available for exchange in accordance with this Article II, the shares of Holdings Common Stock issuable pursuant to this Article II in exchange for outstanding shares of Catalytica Common Stock and any dividends or distributions to which holders of such shares may be entitled pursuant to Section 2.10(d).

(c) Exchange Procedures. Promptly after the Effective Time, and in no event more than three (3) business days thereafter, the Exchange Agent shall mail or caused to be mailed to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding shares of Catalytica Common Stock whose shares were converted into the right to receive the Per Share Merger Consideration: (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as the Exchange Agent may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Holdings Common Stock and any dividends or other distributions pursuant to Section 2.10(d). Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of shares of Holdings Common Stock into which their shares of Catalytica Common Stock were converted into the right to receive at the Effective Time and any dividends or distributions payable pursuant to Section 2.10(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, to evidence only the right to receive the applicable number of shares of Holdings Common Stock issuable pursuant to this Article II.

(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Holdings Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Holdings Common Stock to be issued upon surrender thereof until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates with a properly completed letter of transmittal, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, certificates representing shares of Holdings Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares.

(e) Transfers of Ownership. If certificates representing shares of Holdings Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to the Exchange Agent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Holdings Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of the Exchange Agent or any agent designated by it that such tax has been paid or is not payable.

(f) Required Withholding. Each of Holdings, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) Termination of Exchange Agent Procedure. Holdings Common Stock held by the Exchange Agent (if other than Holdings) which have not been delivered to holders of Certificates within twelve months after the Effective Time shall promptly be delivered to Holdings, and thereafter holders of Certificates who have not theretofore complied with the exchange procedures outlined in and contemplated by this Section 2.10 shall thereafter look only to Holdings (subject to abandoned property, escheat and similar laws) for their claim for shares of Holdings Common Stock and any dividends or distributions pursuant to Section 2.10(d) with respect to such shares to which they are entitled.

(h) No Liability. Notwithstanding anything to the contrary in this Section 2.10, neither the Exchange Agent, Holdings, the Surviving Corporation, Catalytica nor any Party hereto shall be liable to a holder of shares of Holdings Common Stock or Catalytica Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) No Further Ownership Rights in Catalytica Common Stock. All shares of Holdings Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Catalytica Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Catalytica Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(j) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Holdings Common Stock which the shares of Catalytica Common Stock formerly represented by such Certificates were converted into the right to receive pursuant to this Article II and any dividends or distributions payable pursuant to Section 2.10(d); provided, however, that the Exchange Agent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Holdings Common Stock and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Holdings, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Tax Consequences. The parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code, if applicable, and that this Agreement be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code.

2.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Catalytica and Merger Sub, the officers and directors of Catalytica and Merger Sub will take all such lawful and necessary action.

2.13 Adjustment of Per Share Merger Consideration, Contribution Shares, Warrant Shares and Warrant Exercise Price. The Per Share Merger Consideration may be adjusted, prior to the mailing of the Proxy Statement/Prospectus (as defined in Section 5.4) to Catalytica’s stockholders, by the approval of the Board of Directors of Catalytica of an amendment to this Agreement, subject to the prior written approval of R. Worsley, which approval shall not be unreasonably withheld, conditioned or delayed, and which amendment shall be executed by all parties hereto (Worsley hereby agreeing to execute or cause the execution of any such amendment made with R. Worsley’s prior written approval as aforesaid). In the event of such an adjustment, each Contribution Share, each Warrant Share and the Warrant Exercise Price shall be proportionally adjusted. For purposes of clarity, any adjustment pursuant to Section 6.13(e)(ii) or Section 6.13(e)(iii) shall not be subject to the prior written approval of Worsley.

ARTICLE III. — CLOSING

3.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Squire, Sanders & Dempsey L.L.P., Two Renaissance Square, 40 North Central Avenue, Suite 2700, Phoenix, Arizona, 85004, or at such other location as Catalytica and Worsley may mutually agree upon, at a time and on a date to be mutually agreed upon by Catalytica and Worsley, which date shall be no later than the second (2nd) business day following the satisfaction or waiver of the conditions set forth in Article VII of this Agreement. The date upon which the Closing occurs is hereinafter referred to as the “Closing Date.”

3.2 Deliveries by Catalytica and Holdings. At the Closing, Catalytica or Holdings, as applicable, shall deliver to Worsley and the Companies:

(i) the Certificate of Merger, duly executed by Catalytica;

(ii) the Contribution Shares (issued in the name of the Worsley Trust);

(iii) the Warrants (issued in the name of the Worsley Trust);

(iv) an Assumption Agreement (the “Assumption Agreement”) in the form of Exhibit G, duly executed by Holdings, pursuant to which it has agreed to assume and perform the rights and obligations of Holdings post-Closing that are set forth in this Agreement, including those set forth in Section 2.10, the Zack Employment Agreement and the indemnification obligations set forth under Article XI;

(v) the Registration Rights Agreement in the form of Exhibit A, duly executed by Holdings;

(vi) a certificate executed by an authorized officer of Catalytica to the effect that the condition set forth in Section 7.2(b) has been satisfied.

3.3 Deliveries by Worsley and the Companies. At or prior to the Closing, Worsley and the Companies shall deliver to Holdings:

(i) the Registration Rights Agreement in the form of Exhibit A, duly executed by the Worsley Trust;

(ii) the Membership Interests in the Companies, including a Membership Interest Power in blank with respect to each such Membership Interest; and

(iii) a certificate executed by R. Worsley and an authorized officer of each of the Companies to the effect that the condition set forth in Section 7.3(b) has been satisfied.

ARTICLE IV. — REPRESENTATIONS AND WARRANTIES
OF WORSLEY AND THE COMPANIES

Each of Worsley and the Companies hereby jointly and severally represents and warrants to Catalytica as of the date hereof and as of the Closing, subject to such exceptions as are specifically disclosed in the disclosure schedule delivered by Worsley and the Companies to Catalytica, dated as of the date hereof (the “Companies and Worsley Disclosure Schedule”) (which exceptions, to be effective, shall specifically refer to the section or subsection of this Agreement to which the information stated in such exceptions relates; provided, however, that the inclusion of any information in any section or subsection of the Companies and Worsley Disclosure Schedule shall be deemed disclosed and incorporated into any other section or subsection hereof where it is reasonably apparent that such disclosure is relevant or applicable to such other section or subsection), that:

4.1 Existence and Qualification. Each of the Companies, NMALC and Stone Axe is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Arizona; each of the Companies, NMALC and Stone Axe has the power to own, manage, lease and hold its Properties and to carry on its business as and where such Properties are presently located and such business is presently conducted and proposed to be conducted; and each of the Companies, NMALC and Stone Axe is duly licensed or qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its Properties or the nature of its business requires it to be so licensed or qualified, except where failure to be so licensed, qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect on the Companies taken as a whole. The Worsley Trust is a statutory trust duly created and validly existing and is being administered under the laws of the State of Arizona.

4.2 Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by each of the Companies and Worsley, and each of the Companies and Worsley has all requisite power and legal capacity to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its and his obligations hereunder and under the Collateral Agreements. The execution, delivery and performance of this Agreement and the consummation by the Companies and the Worsley Trust of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each of the Companies and the Worsley Trust and no other corporate proceedings on the part of Worsley or the Companies are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and each Collateral Agreement to which any of the Companies and/or Worsley is a party constitutes, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms.

4.3 Capitalization and Records.

(a) Recital A, above is true, complete and accurate. The only equity interests in the Companies are the Membership Interests, all of which are owned as set forth in Recital A, above. The Membership Interests are valid membership interests entitled to the rights, powers and privileges set forth in the certificates of formation and operating agreements (if any) of the Companies. Except for the obligations set forth in this Agreement, no party has any right or obligation to purchase or sell, or any option or similar right to purchase, any membership interest in the Companies. The Membership Interests are freely transferable to Holdings pursuant to the terms of this Agreement. None of the Companies has issued any securities other than the Membership Interests. The Membership Interests were not issued in violation of any applicable federal or state securities law, or the rules and regulations promulgated thereunder (collectively, the “Securities Laws”) or any other legal requirement. Other than this Agreement, there are no outstanding subscriptions, rights, options, warrants, conversion rights, agreements or other claims for the purchase or acquisition from any of the Companies, NMALC, Stone Axe or Worsley of any membership interests of such Company or any other securities of such Company or obligating such Company to issue, repurchase or otherwise acquire any membership interests of such Company or any other securities of such Company or any securities convertible into, exercisable or exchangeable for, or otherwise entitling the holder to acquire any membership interests of such Company or any other securities of such Company.

(b) The Companies have provided to Catalytica or its representatives (i) true, accurate and complete copies of the certificate or articles of organization, as applicable, and operating agreements, if any, of the Companies (collectively, the “Companies’ Organizational Documents”), each as amended through and including the date hereof, and (ii) true, accurate and complete copies of the minutes of all meetings (or consents in lieu thereof) of the equityholders and board of directors or other governing bodies (and any committees thereof) of the Companies since the Companies’ respective inceptions. NMALC and Stone Axe have provided to Catalytica or its representatives (i) true, accurate and complete copies of the certificate or articles of organization, as applicable, and operating agreements, if any, of NMALC and Stone Axe (collectively, the “NMALC / Stone Axe Organizational Documents”), each as amended through and including the date hereof, and (ii) true, accurate and complete copies of the minutes of all meetings (or consents in lieu thereof) of the equityholders and board of directors or other governing bodies (and any committees thereof) of NMALC and Stone Axe since their respective inceptions. The Companies’ Organizational Documents and the NMALC / Stone Axe Organizational Documents are in full force and effect and neither the Companies nor NMALC or Stone Axe are in violation of any of their respective provisions. No further entries have been made in such minute books through the date of this Agreement, and such minute books contain an accurate record of matters approved and actions of the members and managers or directors, as the case may be (and any committees thereof), and equityholders of the Companies, NMALC and Stone Axe taken by written consent or at a meeting since their date of organization. All actions taken by each Company, NMALC and Stone Axe have been duly authorized or ratified to the extent required by applicable law.

(c) None of the Companies owns or has ever owned directly or indirectly, any outstanding voting securities of, or other interests in (whether debt or equity), any other corporation, partnership, joint venture or other business entity.

(d) There are no Liens on the Membership Interests.

4.4 No Defaults or Consents. Except for (a) applicable requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Securities Act” and the “Exchange Act”, respectively), (b) the filing of the Certificate of Merger in accordance with the Corporation Law, and (c) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings as may be required under applicable state securities laws, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

(i) violate or conflict with any of the terms, conditions or provisions of the Companies’ Organizational Documents, the NMALC / Stone Axe Organizational Documents or the governing trust agreement for the Worsley Trust;

(ii) violate, in any material respect, any Legal Requirements applicable to Worsley, the Companies, NMALC or Stone Axe;

(iii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Companies;

(iv) result in the creation of any material Lien on any Properties of the Companies; or

(v) require Worsley, NMALC, Stone Axe or any of the Companies to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any Person or Governmental Authority.

4.5 No Proceedings. As of the date hereof, no suit, action or other proceeding is pending or, to the Knowledge of the Companies, threatened before any Governmental Authority seeking to restrain any of the Companies or Worsley or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against any of the Companies or its Properties as a result of the consummation of this Agreement.

4.6 Employee Benefit Matters.

(a) Section 4.6(a) of the Companies and Worsley Disclosure Schedule provides a true, correct and complete list of each of the following, if any, which is sponsored, maintained or contributed to by the Companies in which present and/or former employees, officers, directors or agents of the Companies or any Affiliate of the Companies participate or have participated, or with respect to which the Companies have or may have any actual or contingent liability:

(i) each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (“Company Plan”); and,

(ii) each personnel policy, employee manual or other written statements of rules or policies concerning employment, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 4.6(a)(i), including foreign plans, which are not subject to the provisions of ERISA (“Company Benefit Program or Agreement”).

(b) True, correct and complete copies of each of the Company Plans (if any), and related trusts, if applicable, including all amendments thereto, have been furnished to Catalytica. There has also been furnished to Catalytica, with respect to each Company Plan required to file such report and description, the three most recent reports on Form 5500 and the summary plan description. True, correct and complete copies or descriptions of all Company Benefit Programs or Agreements have also been or shall be furnished to Catalytica.

(c)

(i) The Companies do not contribute to or have an obligation to contribute to, and the Companies do not have any actual or contingent liability under any Company Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) which is or was subject to Title IV of ERISA, including any multiemployer plan within the meaning of Section 3(37) of ERISA, or that is or was subject to Section 412 of the Code, or that is a multiple employer plan within the meaning of Section 413(b) and (c) of the Code.

(ii) Each Company has substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Company Plans and the Company Benefit Programs and Agreements, and to the Knowledge of such Company, there have been no material defaults or violations of law with respect to the Company Plans or Company Benefit Programs or Agreements by any other party to the Company Plans or Company Benefit Programs or Agreements;

(iii) To the Knowledge of the Companies, all reports and disclosures relating to the Company Plans required to be filed with or furnished to governmental agencies, Company Plan participants or Company Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Company Plan and each Company Benefit Program or Agreement has been administered in substantial compliance with its governing documents;

(iv) Each of the Company Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service regarding such qualified status or may rely on an opinion or advisory letter issued to a master or prototype provider with respect to the tax-qualified status of the Company Plan, and to the Knowledge of the Companies, no event has occurred which would jeopardize the qualified status of any such Company Plan under Section 401(a) of the Code, respectively;

(v) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Companies, threatened against, or with respect to, any of the Company Plans or Company Benefit Programs or Agreements or their assets;

(vi) Other than any contributions that, individually or in the aggregate, are not material to the Company Plans, all contributions required to be made to the Company Plans pursuant to their terms and provisions and applicable law have been made timely, and will continue to be so made through the Closing Date;

(vii) To the Knowledge of the Companies, none of the Company Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA, and which could subject any Company Plan, the Companies, Worsley or any fiduciary, officer, director or employee thereof to a tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;

(viii) To the Knowledge of the Companies, there is no matter pending (other than routine qualification determination filings) with respect to any of the Company Plans or Company Benefit Programs or Agreements before the Internal Revenue Service, the Department of Labor or the PBGC;

(ix) None of the Companies maintain a trust for the purpose of funding a Company Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code;

(x) None of the Companies have any obligation to provide health benefits or death benefits to former employees, except as is required by or similar to Section 4980B of the Code or Section 601 (et seq.) of ERISA, or any similar applicable state law;

(xi) Since the organization of each of the Companies, there have not been any (i) work stoppages, labor disputes or other significant controversies between such Company and its employees, (ii) labor union grievances or organizational efforts, or (iii) unfair labor practice or labor arbitration proceedings pending or threatened; and

(xii) With respect to the Companies’ Company Plans and Company Benefit Programs or Agreements, each of the foregoing which is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(d) None of the Companies is a party to any agreement, or has established any policy or practice, requiring such Company to make a payment or provide any other form or compensation or benefit to any Person performing services for such Company upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

(e) Section 4.6(e) of the Companies and Worsley Disclosure Schedule sets forth a true, correct and complete list, by number and employment classification, of employees employed by each of the Companies as of the date of this Agreement, and, except as set forth therein, none of said employees are subject to union or collective bargaining agreements with such Company.

(f) None of Catalytica, Holdings or any of their Affiliates shall have any liability or obligations to employees of the Companies under or with respect to the Workers Adjustment Retraining Notification Act in connection with the transactions contemplated by this Agreement.

(g) Neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby (either alone or in combination with subsequent events) will: (A) entitle any current or former employee of the Companies to severance pay, unemployment compensation or any similar payment, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (C) directly or indirectly result in any payment made to or on behalf of any Person constituting a “parachute payment” within the meaning of Section 280G of the Code.

4.7 Financial Statements; Liabilities; Accounts Receivable; Inventories; Indebtedness for Borrowed Money; SEC-Ready Financial Statements.

(a) Worsley has delivered to Catalytica true and complete copies of consolidated audited Financial Statements with respect to the Companies and their businesses as of and for the years ended December 31, 2006, December 31, 2005 and December 31, 2004 (the “Company Financial Statements”), and said Company Financial Statements are attached to Section 4.7(a) of the Companies and Worsley Disclosure Schedule. All of such Company Financial Statements present fairly in all material respects the financial condition, results of operations and cash flows of the Companies for the dates or periods indicated therein. All of such Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated.

(b) Except for (i) the liabilities reflected on the December 31, 2006 balance sheet included in the Company Financial Statements, (ii) trade payables and accrued expenses incurred since December 31, 2006 in the ordinary course of business consistent with the Project Budget, Project Documents and past practice, none of which are material, (iii) liabilities incurred after December 31, 2006 in the ordinary course of business consistent with the Project Budget, Project Documents and past practice that do not arise from a violation of Section 6.5, and (iv) the liabilities set forth in Section 4.7(b) of the Companies and Worsley Disclosure Schedule, the Companies do not have any liabilities (whether accrued, absolute, contingent, known, unknown or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).

(c) The accounts receivable reflected on the December 31, 2006 balance sheets included in the Company Financial Statements and all of the accounts receivable arising since December 31, 2006 (the “Company Balance Sheet Date”) arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Companies to collect the accounts receivable in full. No such account has been assigned or pledged to any other Person, firm or corporation, and, except only to the extent fully reserved against as set forth in the December 31, 2006 balance sheets included in such Company Financial Statements, no defense or set-off to any such account has been asserted by the account obligor or exists.

(d) The Inventory of the Companies as of the Closing Date shall consist of items of a quality, condition and quantity consistent with normal seasonally-adjusted Inventory levels of the Companies and be usable and saleable in the ordinary and usual course of business for the purposes for which intended, except to the extent written down or reserved against on the December 31, 2006 balance sheet included with the Company Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies. The Companies’ Inventory is valued on the Companies’ books of account in accordance with GAAP (on an average cost basis) at the lower of cost or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down in accordance with GAAP.

(e) Section 4.7(e) of the Companies and Worsley Disclosure Schedule sets forth a true, correct and complete list of (i) all indebtedness for borrowed money of the Companies, and (ii) all personal guarantees of indebtedness of the Companies by Worsley, in each case as of the date hereof. Worsley has a sufficient net worth and sufficient liquid assets to pay for any foreseeable amounts by which the Project Costs exceed the sum of: (x) the Project Cap and (y) $2,000,000. For purposes of this Agreement, “Project Cap” shall mean $67,310,572.

(f) The SEC-Ready Financial Statements (as defined in Section 6.26), when delivered to Catalytica, shall present fairly in all material respects the financial condition, results of operations and cash flows of the Companies for the dates or periods indicated therein. The SEC-Ready Financial Statements shall have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated.

4.8 Absence of Certain Changes.

(a) Since the Company Balance Sheet Date and through the date hereof, there has not been:

(i) a Material Adverse Effect on the Companies;

(ii) any material damage, destruction or loss (whether or not covered by insurance) of any material assets, business or customers of the Companies;

(iii) any material adverse change in the Companies’ sales patterns, pricing policies, accounts receivable or accounts payable;

(iv) any material employment dispute, including claims or matters raised by any individual, Governmental Authority, or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Companies;

(v) (A) any commencement or settlement of any lawsuit by any of the Companies, or (B) commencement, settlement, notice or, to the Knowledge of the Companies, any threat of any lawsuit or proceeding or other investigation against any of the Companies or relating to any of their respective businesses, properties or assets, or to the Knowledge of the Companies, any reasonable basis for any of the foregoing;

(vi) any purchase or sale of any interest in Real Property, granting of any security interest in any Real Property or lease, license, sublease or other occupancy of any leased Real Property or other Real Property by the Companies.

(vii) any merger or consolidation of the Companies into or with any other corporation or any acquisition by the Companies of the business or assets of any Person;

(viii) any purchase by the Companies of any securities of any Person;

(ix) any creation, incurring, assumption or guaranty, or other liability or obligation by the Companies, of any indebtedness, or any loan or advance by the Companies to, or any investment in, any Person, except for advances to employees for travel and business expenses in the ordinary course of business consistent with the Project Budget, Project Documents and past practice;

(x) any change in any existing election, or any new election, with respect to any Tax law in any jurisdiction which election could have an effect on the tax treatment of such Company or such Company’s business operations;

(xi) entry into, amendment or termination of any material agreement to which Catalytica or any of its Subsidiaries is party or to which any of them is bound;

(xii) any material change, whether written or oral, to any agreement or understanding with any of the Companies’ material suppliers or customers;

(xiii) any acceleration or delay in collection of any notes or accounts receivable of the Companies in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with the Project Budget, Project Documents and past practices;

(xiv) any delay or accelerated payment of any accrued expense, trade payable or other liability of the Companies beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with the Project Budget, Project Documents and past practices;

(xv) any variation in any material respect in the levels of Inventory of the Companies from the levels customarily maintained;

(xvi) any sale, transfer, lease, mortgage, encumbrance or other disposal of, or agreement to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties of the Companies except in the ordinary course of business consistent with the Project Budget, Project Documents and past practice;

(xvii) any settlement of any claim or litigation, or filing of any motions, orders, briefs or settlement agreements in any proceeding involving the Companies before any Governmental Authority or any arbitrator;

(xviii) any incurring or approval of, or entry into any agreement or commitment to make, by the Companies, any expenditures in excess of $25,000 in any one instance or $100,000 in the aggregate;

(xix) any maintenance of the Companies’ books of account other than in the usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or any change in any of the Companies’ accounting methods or practices that would be required to be disclosed under GAAP;

(xx) any adoption or amendment of any Company Plan or Company Benefit Program or Agreement (other than as required by Applicable Laws), or granting of any increase in the compensation payable or to become payable to directors, officers or employees (including any such increase pursuant to any bonus, profit-sharing or other plan or commitment) of the Companies, other than merit increases to employees in the ordinary course of business and consistent with the Project Budget, Project Documents and past practice;

(xxi) any extraordinary losses suffered by the Companies or any waiver by the Companies of any rights of material value;

(xxii) any payment to any Affiliate of the Companies or forgiveness of any indebtedness due or owing from any Affiliate to such Company;

(xxiii) any (A) liquidation of Inventory or acceptance of product returns by the Companies other than in the ordinary course of business consistent with past practice, (B) acceleration of receivables of the Companies, (C) delay of payables of the Companies, or (D) change in any material respect of the Companies’ practices in connection with the payment of payables and/or the collection of receivables;

(xxiv) any one or more activities or transactions between any such Company and an Affiliate or any one or more activities or transactions involving any such Company outside the ordinary course of business;

(xxv) any distributions or other payments in respect of the Companies’ equity securities, or any repurchase, redemption or other acquisition of any such securities;

(xxvi) amendment of any of the Companies’ Organizational Documents;

(xxvii) any issuance of membership interests or other securities by the Companies, or granting, or entry into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to the Companies’ membership interests;

(xxviii) any payment, discharge, waiver or satisfaction by the Companies, in any amount in excess of $10,000 in any one case, or $50,000 in the aggregate, of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges or satisfactions in the ordinary course of business consistent with the Project Budget, Project Documents and past practice of liabilities reflected or reserved against in the December 31, 2006 balance sheet contained in the Company Financial Statements;

(xxix) any revaluation of any of the Companies’ assets (whether tangible or intangible), including writing down the value of Inventory or writing off notes or accounts receivable;

(xxx) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of the equity interests of the Companies, or any split, combination or reclassification in respect of such equity interests, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for such equity interests, or any direct or indirect repurchase, redemption, or other acquisition by any Company of any of its equity interests (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(xxxi) any issuance, grant, delivery, sale or purchase, or proposal, contract or agreement to issue, grant, deliver, sell or purchase, any equity interests of the Companies or securities or other equity interests convertible into, or exercisable or exchangeable for equity interests of the Companies, or any subscriptions, warrants, options, rights or securities to acquire any of the foregoing

(xxxii) any execution of any strategic alliance, affiliate or joint venture arrangement or agreement by any of the Companies with any Person;

(xxxiii) any cancellation, amendment or renewal of any insurance policy of the Companies;

(xxxiv) any material delay or cost overrun relating to construction of the Plant, including without limitation any delay that would cause a failure to achieve Commercial Operation as defined in the Credit Agreement;

(xxxv) any Default or Event of Default (as each such term is defined in the Credit Agreement) under the Credit Agreement, any receipt of notice of the foregoing under the Credit Agreement or any notice of an intent on the part of the Lenders (as defined in the Credit Agreement) not to fund Loans in accordance with the Project Schedule and the Project Budget (as each such term is defined in the Credit Agreement); or

(xxxvi) any commitment to do any of the foregoing.

4.9 Compliance with Laws. Each of the Companies is and has been in compliance in all material respects with any and all Legal Requirements applicable to such Company, any of its Properties or any of its business or operations. Such Company (x) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any notice from any Governmental Authority or any other notice that would indicate that there is not currently compliance with all such Legal Requirements, and (y) is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a material default under, or material breach or violation in any material respect of, any Legal Requirement or Permit applicable to such Company. Without limiting the generality of the foregoing, such Company has not received notice of and, to the Knowledge of such Company, there is no reasonable basis for, any claim, action, suit, investigation or proceeding that might result in a finding that such Company is not or has not been in compliance in all material respects with Legal Requirements relating to (a) the development, testing, manufacture, packaging, distribution and marketing of Products, (b) employment, safety and health, (c) Environmental Laws, building, zoning and land use and/or (d) the Foreign Corrupt Practices Act and the rules and regulations promulgated thereunder.

4.10 Litigation. There are no claims, actions, suits, investigations or proceedings against any of the Companies pending or, to the Knowledge of the Companies, threatened in any court or before or by any Governmental Authority, or before any arbitrator and, to the Knowledge of such Company, there is no reasonable basis for any such claim, action, suit, investigation or proceeding. Section 4.10 of the Companies and Worsley Disclosure Schedule includes a true, correct and complete listing of all material actions, suits, investigations, claims or proceedings that were pending, settled or adjudicated since such Company’s organization. To the Knowledge of the Companies, no Governmental Authority has at any time challenged or questioned the legal right of the Companies to conduct their respective operations as presently or previously conducted or as currently proposed to be conducted, and, to the Knowledge of the Companies, there is no reasonable basis for any such challenge or question.

4.11 Real Property.

(a) Section 4.11(a) of the Companies and Worsley Disclosure Schedule sets forth a true, correct and complete list of all real property or any interest therein (including any option or other right or obligation to purchase any real property or any interest therein) currently owned, by each of the Companies, in each case setting forth the street address of each property covered thereby (the “Owned Premises”).

(b) Section 4.11(b) of the Companies and Worsley Disclosure Schedule sets forth a true, correct and complete list of all leases, licenses or similar agreements relating to each of the Companies’ use or occupancy of real estate owned by a third party (“Company Leases”), true and correct copies of which have previously been furnished to Catalytica, in each case setting forth (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Company Leases, and (ii) the street address of each property covered thereby (the “Company Leased Premises”). The Company Leases and all guaranties with respect thereto, are in full force and effect and have not been amended in writing or otherwise, and no party thereto is in default under any such Lease. To the Knowledge of the Companies, no event has occurred which, with the passage of time or the giving of notice or both, would cause a default under any of such Company Leases. None of the Companies nor its agents or employees has received as of the date of this Agreement written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment under any such Company Leases. No party other than the Companies has a right to occupy the Company Leased Premises.

(c) With respect to each Company Owned Premises and Company Leased Premises, as applicable: (i) the applicable Company has good and valid fee simple interest in the Company Owned Premises and a valid leasehold interest in the Company Leased Premises, free and clear of any Liens or title defects that have had or could have an adverse effect on such Company’s use and occupancy of the Company Owned Premises and the Company Leased Premises; (ii) the portions of the buildings located on the Company Owned Premises and the Company Leased Premises that are used in the business of such Company are each in operating condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy such Company’s business activities as conducted thereon and, to the Knowledge of the Companies, there is no latent material defect in the improvements on any Company Owned Premises, structural elements thereof, the mechanical systems (including all heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems) therein, the utility system servicing each Company Owned Premises and the roofs which have not been disclosed to Catalytica in writing prior to the date of this Agreement; (iii) each of the Company Owned Premises and the Company Leased Premises (a) has direct access to public roads or access to public roads, such access being sufficient to satisfy the current transportation requirements of the business presently conducted at such parcel; and (b) is served by all utilities in such quantity and quality as are necessary and sufficient to satisfy the current normal business activities conducted at such parcel; and (iv) none of the Companies has received notice of (a) any condemnation, eminent domain or similar proceeding affecting any portion of the Company Owned Premises or the Company Leased Premises or any access thereto, and, to the Knowledge of the Companies, no such proceedings are contemplated, (b) any special assessment or pending improvement Liens to be made by any governmental authority which may materially and adversely affect any of the Company Owned Premises or the Company Leased Premises, or (c) any material violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Company Owned Premises or the Company Leased Premises.

(d) (i) There are no Legal Requirements now in existence or under active consideration by any Governmental Authority which could require the tenant of any Company Leased Premises to make any expenditure in excess of $50,000 to modify or improve such Leased Premises to bring it into compliance therewith, and (ii) none of the Companies shall be required to expend more than $100,000 in the aggregate under all Company Leases to restore the Company Leased Premises at the end of the term of the applicable Company Lease to the condition required under the Company Lease (assuming the conditions existing in such Company Leased Premises as of the date hereof and as of the Closing).

4.12 Commitments.

(a) Except as otherwise set forth in Section 4.12(a) of the Companies and Worsley Disclosure Schedule (specifying the appropriate paragraph of this Section 4.12(a)), as of the date hereof, none of the Companies is a party to or bound by any of the following, whether written or oral:

(i) any Contract that cannot by its terms be terminated by such Company with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

(ii) contract or commitment for capital expenditures by such Company in excess of $25,000 individually or $100,000 in the aggregate;

(iii) lease or license with respect to any Properties, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) agreement, contract, loan, credit agreement, indenture or other instrument relating to the borrowing of money, extension of credit or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

(v) joint venture or partnership agreement;

(vi) contract with any Affiliate of such Company (including Worsley) relating to the provision of goods or services by or to such Company;

(vii) agreement for the sale of any assets that in the aggregate have a net book value on such Company’s books of greater than $25,000;

(viii) agreement that purports to limit such Company’s freedom to compete freely in any line of business or in any geographic area;

(ix) preferential purchase right, right of first refusal, or similar agreement;

(x) any employment, contractor or consulting Contract with an employee or individual consultant, contractor, or salesperson, any Contract to grant any severance or termination pay (in cash or otherwise) to any employee, or any contractor, consulting or sales Contract with a firm or other organization;

(xi) any Contract or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xii) any fidelity or surety bond or completion bond;

(xiii) any Contract of indemnification or guaranty;

(xiv) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Companies’ business consistent with the Project Budget, Project Documents and past practice;

(xv) any purchase order or Contract for the purchase of materials involving annual payments of $25,000 individually or $100,000 in the aggregate;

(xvi) any nondisclosure, confidentiality or similar Contract other than such Contracts with customers, employees and prospective customers and employees entered into the ordinary course of business consistent with the Project Budget, Project Documents and past practice;

(xvii) any construction Contract; or

(xviii) any other Contract that that involves $25,000 individually or $100,000 in the aggregate or that is material to the business of such Company and, in each case, that is not otherwise disclosed in Section (i) through Section (xvii) above.

(b) Each Contract listed or required to be listed in Section 4.12(a) of the Companies and Worsley Disclosure Schedule (excluding Company Leases which are addressed in Section 4.11 above) is valid, binding, in full force and effect and enforceable against each of the parties thereto in accordance with its terms, and none of the Companies has been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any material respect. Each of the Companies is in material compliance with and has not breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any such Contract, and to the Knowledge of the Companies, no other party to any such Contract is in material breach, violation or default thereunder. Neither Worsley nor the Companies have knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default under any such Contract by the Companies or any such other party. Following the Closing, each of the Companies will continue to be entitled to all of the benefits currently held by such Company under each Contract listed or required to be listed in Section 4.12(a) of the Companies and Worsley Disclosure Schedule. True and complete copies of each contract set forth in Section 4.12(a) of the Companies and Worsley Disclosure Schedule have been made available to Catalytica.

(c) None of the Companies is a party to or bound by any Contract the terms of which were arrived at by or otherwise reflect less-than-arm’s-length negotiations or bargaining.

4.13 Insurance. Section 4.13 of the Companies and Worsley Disclosure Schedule sets forth a true, correct and complete list of all insurance policies (including fire, liability, product liability, workers’ compensation and vehicular) presently in effect that relate to the Companies or its Properties, including the amounts of such insurance and annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth on Section 4.13 of the Companies and Worsley Disclosure Schedule. Such policies are sufficient for compliance by the Companies with all applicable Legal Requirements and all material Contracts. None of the insurance carriers has indicated to the Companies an intention to cancel any such policy or to materially increase any insurance premiums (including workers’ compensation premiums), or that any insurance required to be listed on Section 4.13 of the Companies and Worsley Disclosure Schedule will not be available in the future on substantially the same terms as currently in effect. None of the Companies has a claim pending or anticipated against any of its insurance carriers under any of such policies and, to the Knowledge of such Company, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim. During the prior three years, all notices required to have been given by the Companies or Worsley to any insurance company have been timely and duly given, and no insurance company has asserted that any claim is not covered by the applicable policy relating to such claim.

4.14 Intangible Rights. Set forth on Section 4.14 of the Companies and Worsley Disclosure Schedule is a true, correct and complete list and description of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, Used, licensed or controlled by each of the Companies and all goodwill associated therewith. Each of the Companies owns or has the right to use and shall as of the Closing Date own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, trade names, software, formulae, methods, processes and other intangible properties that to the Knowledge of the Companies are necessary or customarily Used by such Company for the ownership, management or operation of its Properties and business (“Company Intangible Rights”) including the Company Intangible Rights listed on Section 4.14 of the Companies and Worsley Disclosure Schedule. In addition, (i) such Company is the sole and exclusive owner of all right, title and interest in and to all of the Company Intangible Rights, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Company Intangible Rights of others; (ii) no royalties, honorariums or fees are payable by such Company to any Person by reason of the ownership or use of any of the Company Intangible Rights; (iii) there have been no claims made against such Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Company Intangible Rights and to the Knowledge of the Companies no grounds for any such claims exist; (iv) such Company has not made any claim of any violation or infringement by others of any of its Company Intangible Rights or interests therein and, to the Knowledge of the Company, no grounds for any such claims exist; (v) such Company has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Company Intangible Rights, and neither the use of the Company Intangible Rights nor the operation of such Company’s businesses to the actual Knowledge of such Company is infringing or has infringed upon valid and enforceable intellectual property rights of others; (vi) to the actual Knowledge of the Companies, the Company Intangible Rights are sufficient and include all intellectual property rights necessary for such Company to lawfully conduct its business as presently being conducted; (vii) no interest in any of the Company’s Intangible Rights has been assigned, transferred, licensed or sublicensed by the Company to any Person other than Catalytica pursuant to this Agreement; (viii) to the extent that any item constituting part of the Company Intangible Rights has been registered with, filed with or issued by, any Governmental Authority, such registrations, filings or issuances are listed on Section 4.14 of the Companies and Worsley Disclosure Schedule and were duly made and remain in full force and effect; (ix) to the Knowledge of such Company, there has not been any act or failure to act by such Company or any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Company Intangible Rights or of any other fact which could render invalid or unenforceable; and (x) to the extent any of the Company Intangible Rights constitutes proprietary or confidential information, such Company has adequately safeguarded such information from disclosure.

4.15 Equipment and Other Tangible Property. Each of the Companies’ equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property included in the Properties (the “Tangible Company Properties”), other than Inventory, is suitable for the purposes for which intended and in operating condition consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with such Company’s prior practices and normal industry standards. To the Knowledge of such Company, the Tangible Company Properties are free of any structural or engineering defects, and during the past five years there has not been any significant interruption of such Company’s business due to inadequate maintenance or obsolescence of the Tangible Company Properties. The used equipment purchased for the Plant (including, without limitation, the boiler(s), turbine(s), generator(s), steam drum(s), mud drum(s) and related equipment) is in good operating condition and repair, free from material defects, and is suitable for the anticipated operation (including, without limitation, operating capacity) of the Plant. Each of the Companies has and will have as of the Closing Date, legal and beneficial ownership of its Properties, free and clear of any Liens.

4.16 Permits; Environmental Matters.

(a) Each of the Companies has all Permits necessary for such Company to own, operate, use and/or maintain its Properties and to conduct its business and operations as presently conducted and as expected to be conducted in the future. All such Permits are valid and in full force and effect, no proceeding is pending or, to the Knowledge of such Company, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of such Company, threatened in connection with the expiration or renewal of such Permits. No material violations have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, and no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the transactions contemplated hereby with respect to such Permits that by their terms or under applicable law may be obtained only after Closing.

(b) There are no claims, amendment procedures, writs, injunctions, liabilities, investigations, litigation, administrative proceedings, judgments or orders whether pending or, to the Knowledge of the Companies, threatened, relating to any Hazardous Materials or any Hazardous Materials Activity (collectively called “Environmental Claims”) asserted or threatened against the Companies or relating to any real property or equipment currently or formerly owned, leased or otherwise Used by the Companies. None of the Companies, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could reasonably be expected to form the basis for a material Environmental Claim against the Companies or Catalytica. Except for any Company Leases, none of the Companies has assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

(c) Each of the Companies has been and is currently in compliance in all material respects with all applicable Environmental Laws, including obtaining and maintaining in effect all material Permits required by applicable Environmental Laws.

(d) As of the Closing, except in a manner that could not reasonably be expected to subject the Companies to material liability, no Hazardous Materials are present on any real property currently owned, operated, occupied, controlled or leased by the Companies or were present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Companies. For the purposes of this subsection (d), with respect to Hazardous Materials in soil (including debris in, on or under soil) “material” shall mean no more than $10,000, in the aggregate, per each Company Owned Premises and each Company Leased Premises.

(e) The Companies have delivered to Catalytica or made available for inspection by Catalytica and its agents, representatives and employees all records in the Companies’ possession concerning all current environmental Permits and material environmental liabilities associated with the Hazardous Materials Activities of the Companies relating to any Company Owned Premises or Company Leased Premises including environmental audits and environmental assessments.

(f) None of the Companies is aware of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to result in a Material Adverse Effect on the Companies. None of the Companies has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Companies.

4.17 Banks. Section 4.17 of the Companies and Worsley Disclosure Schedule sets forth a true, correct and complete list of: (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Companies have an account, credit line or safe deposit box or vault, (ii) the names of all Persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all Persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Companies in matters concerning any of their business or affairs. No such proxies, powers of attorney or other like instruments are irrevocable.

4.18 Suppliers; Customers. The Companies maintain good relations with all material suppliers and customers as well as with governments, partners, financing sources and other parties with whom the Companies have significant relations, and no such party has canceled, terminated or made any threat to the Companies to cancel or otherwise terminate its relationship with the Companies or to materially decrease its services or supplies to the Companies or its direct or indirect purchase or usage of the products or services of the Companies.

4.19 Absence of Certain Business Practices. None of the Companies, Worsley nor any other Affiliate or agent of the Companies, or any other Person acting on behalf of or associated with the Companies, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of the Companies (or assist the Companies in connection with any actual or proposed transaction), in each case of (a) and (b) which (i) may subject any of the Companies to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business or operations of the Companies, or (iii) if not continued in the future, may adversely affect the assets, business or operations of the Companies.

4.20 Transactions With Affiliates. Except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled Plans or Benefit Programs and Agreements by employees, none of the Companies has purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with Worsley or any other officer, director or member of such Company or any of their respective Affiliates (other than transactions solely between the Companies). None of Worsley or any other Affiliate of any of the Companies is indebted to the Companies for money borrowed or other loans or advances, and the Companies are not indebted to any such Affiliate (other than indebtedness for borrowed money, other loans and advances solely between the Companies).

4.21 Labor Relations. To the Knowledge of the Companies, (i) no key executive employee of the Company or any of their Subsidiaries, and no group of the Companies’ or any of their Subsidiaries’ employees, has any plans to terminate his or its employment, and (ii) the Companies and their Subsidiaries have no material labor relations problems pending and their labor relations are satisfactory.

4.22 Brokers; Finder’s Fees. Other than Alare Capital Partners, LLC, pursuant to an engagement letter dated as of December 13, 2006, a copy of which has been provided to Catalytica or its counsel, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Companies or Worsley who is entitled to any fee or commission from the Companies or Worsley in connection with the transactions contemplated by this Agreement.

4.23 Disclosure. None of the information supplied or to be supplied by or on behalf of Worsley or the Companies for inclusion or incorporation by reference in the Registration Statement (as defined in Section 5.4) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Worsley or the Companies for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of Catalytica, at the time of the Catalytica Stockholders Meetings or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Worsley or the Companies with respect to statements made or incorporated by reference therein about Catalytica by Catalytica for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus.

4.24 Operations of the Companies; NMALC and Stone Axe Operations.

(a) The Companies have not conducted any business other than the business contemplated by the Project Documents.

(b) None of NMALC and Stone Axe is engaging in any activity that constitutes a breach of Section 9.8 hereof. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which NMALC or Stone Axe is a party, which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Companies (and/or Holdings following the Closing), the conduct of business by the Companies (and/or Holdings following the Closing), or otherwise materially limiting the freedom of the Companies (and/or Holdings following the Closing) to engage in their current line of business or to compete with any Person.

4.25 Budgets; Projections. Worsley and the Companies have provided to Catalytica (i) the Snowflake Power Project Budget dated as of April 30, 2007 (the “Project Budget”), and (ii) the Renegy and Renegy Trucking Pro Forma Operating Budget dated April 4, 2007 from September 2006 through December 2008, the estimated capital expenditures for Renegy and Renegy Trucking in the amount of approximately $2,050,000 and the Snowflake White Mountain Power LLC Operating Budget dated as of December 26, 2006 for 2007 through 2027 (collectively, the “Operating Budget”). The Companies have prepared the Project Budget and the Operating Budget in good faith, and are responsible for developing the assumptions on which such Project Budget and Operating Budget are based; and such Project Budget and Operating Budget (i) as of the date hereof, are based on reasonable assumptions (including as to all legal and factual matters material to the estimates set forth therein), (ii) as of the date hereof, are consistent in all material respects with the provisions of the Project Documents, (iii) and as of the date hereof indicate that the estimated aggregate Project Costs will not exceed the available construction funds for the Project. To the Knowledge of the Companies, (i) the funds available to the Companies pursuant to the existing Project Documents are sufficient to permit Commercial Operation (as defined in the Credit Agreement) without the need to raise additional funds or incur additional indebtedness; (ii) the Plant is on target to achieve Commercial Operation (as defined in the Credit Agreement) no later than July 1, 2008; and (iii) upon its completion, the Plant will achieve the operating requirements set forth in the Project Documents, including the Power Purchase Agreements, in accordance with applicable Legal Requirements.

4.26 Sufficiency of Project Documents.

(a) Other than those that can be reasonably expected to be commercially available when and as required, the services to be performed, the materials to be supplied and the real property interests, the easements and other rights granted, or to be granted, pursuant to the Project Documents in effect as of the date hereof:

(i) comprise all of the property interests necessary to secure any right material to the acquisition, leasing, development, construction, installation, completion, operation and maintenance of the Project in accordance with all Legal Requirements, all without reference to any proprietary information not owned by or available to the Companies;

(ii) are sufficient to enable the Project to be located, constructed, developed, owned, occupied, operated, maintained and used on the Site and the Easements (as such terms are defined in the Credit Agreement); and

(iii) provide adequate ingress and egress from the Site for any reasonable purpose in connection with the construction and operation of the Project.

(b) There are no services, materials or rights required for the construction or operation of the Project in accordance with the Project Documents, other than those (a) to be provided under the Project Documents or (b) that can reasonably be expected to be commercially available at or for delivery to the Site on commercially reasonable terms consistent with the then current Project Budget, and the then current Operating Budget.

4.27 Utilities. All utility services necessary for the construction and the operation of the Project for its intended purposes are available at the Project or can reasonably be expected to be so available as and when required upon commercially reasonable terms consistent with the then-current project budget, the Project Schedule and the then-current operating budget.

4.28 Other Facilities.

(a) All roads necessary for the construction and full utilization of the Project for its intended purposes have either been completed or the Companies possess the necessary rights of way therefor, other than rights of way that can reasonably be expected to be available on commercially reasonable terms as and when needed.

(b) The Companies possess all necessary easements, rights of way, licenses, agreements and other rights for the construction, interconnection and utilization of the interconnection facilities (including fuel, water, wastewater and electrical).

4.29 Company Affiliates. Section 4.29 of the Companies and Worsley Disclosure Schedule sets forth a true, accurate and complete list of those Persons who may be deemed to be, in the Companies’ or Worsley’s reasonable judgment, affiliates of the Companies within the meaning of Rule 145 promulgated under the Securities Act (each, a “Company Affiliate”).

4.30 Investment Representations of the Worsley Trust. In connection with its acquisition of Holdings Common Stock, Warrants and Warrant Shares, Worsley hereby represents and warrants to Catalytica as follows:

(a) In evaluating the suitability of an investment in Holdings, the Worsley Trust has not relied upon any representations or other information (whether written or oral) from Catalytica, except as expressly set forth herein. The Worsley Trust also acknowledges that it has relied solely upon the information contained herein and upon investigations made by it in making the decision to invest in Holdings.

(b) The Worsley Trust has relied upon independent investigations made by it or its representatives and is fully familiar with the business, results of operations and financial condition of Catalytica and realizes the shares of Holdings Common Stock, Warrants and Warrant Shares are a speculative investment involving a high degree of risk for which there is no assurance of any return. The Worsley Trust has, among other things, received and reviewed Catalytica’s filings with the SEC. The Worsley Trust acknowledges that in connection with the transactions contemplated hereby, neither Catalytica nor anyone acting on its behalf or any other Person has made, and the Worsley Trust is not relying upon (other than as set forth herein and/or in the Catalytica SEC Documents), any representations, statements or projections concerning Catalytica, its projected results of operations, financial condition, prospects, present or future plans, acquisition plans, products and services, or the value of Holdings Common Stock, Warrants and Warrant Shares or Catalytica’s business. The Worsley Trust has had an opportunity to discuss Catalytica’s business, management, financial affairs and acquisition plans with its management, to review Catalytica’s facilities, and to obtain such additional information concerning the Worsley Trust’s investment in Holdings Common Stock, Warrants and Warrant Shares in order for the Worsley Trust to evaluate its merits and risks, and the Worsley Trust has determined that the shares of Holdings Common Stock, Warrants and Warrant Shares are a suitable investment for it.

(c) Worsley recognizes that any information furnished by Catalytica does not constitute investment, accounting, tax or legal advice. Moreover, Worsley is not relying upon Catalytica with respect to Worsley’s tax and other economic circumstances in connection with Worsley’s acquisition of shares of Holdings Common Stock, Warrants and Warrant Shares. In regard to the tax and other economic considerations related to such investment, Worsley has relied on the advice of, or has consulted with, only Worsley’s own professional advisors.

(d) The Worsley Trust is aware that the Holdings Common Stock, Warrants and Warrant Shares are being offered and sold by means of an exemption under the Securities Act, as well as exemptions under certain state securities laws for nonpublic offerings, and that he makes the representations, declarations and warranties as contained in this Section 4.30 with the intent that the same shall be relied upon in determining its suitability as a purchaser of such Holdings Common Stock, Warrants and Warrant Shares.

(e) The Worsley Trust is an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in Holdings and of making an informed investment decision.

(f) The Worsley Trust is aware that it cannot sell or otherwise transfer the Holdings Common Stock, Warrants and Warrant Shares without registration under applicable state securities laws or without an exemption therefrom, and is aware that it will be required to bear the financial risks of its purchase for an indefinite period of time because, among other reasons, the Holdings Common Stock, Warrants and Warrant Shares have not been registered with any regulatory authority of any State and, therefore, cannot be transferred or resold unless subsequently registered under applicable state securities laws or an exemption from such registration is available. The Worsley Trust also understands that Holdings and Catalytica are under no obligation to register the shares of Holdings Common Stock, Warrants and Warrant Shares acquired in connection with the Contribution on its behalf or to assist him in complying with any exemption from registration under applicable state securities laws, other than pursuant to the Registration Rights Agreement.

(g) The Worsley Trust recognizes that no federal or state agency has recommended or endorsed the acquisition of the Holdings Common Stock, Warrants and Warrant Shares or passed upon the adequacy or accuracy of the information set forth herein, and that Catalytica is relying on the truth and accuracy of the representations, declarations and warranties made by the Worsley Trust as contained herein in the issuance of the Holdings Common Stock, Warrants and Warrant Shares.

(h) The Worsley Trust is acquiring the Holdings Common Stock, Warrants and Warrant Shares for investment for its own account and not with a view to or for sale in connection with any distribution of the capital stock of Holdings to or for the accounts of others. The Worsley Trust agrees that it will not dispose of the Holdings Common Stock, Warrants and Warrant Shares, or any portion thereof or interest therein, unless and until counsel for Holdings shall have determined that the intended disposition is permissible and does not violate the Securities Act or the rules and regulations of the SEC thereunder, or the provisions of any applicable state securities laws, or any rules or regulations thereunder.

(i) The Worsley Trust recognizes that the acquisition of the Holdings Common Stock, Warrants and Warrant Shares is a speculative investment and any financial forecasts or other estimates which may have been made by Catalytica merely represent predictions of future events which may or may not occur and are based on assumptions which may or may not occur. As a consequence, such financial forecasts or other estimates may not be relied upon to indicate the actual results which might be attained.

(j) The Worsley Trust understands and agrees that

(i) a legend in substantially the following form may be placed on all certificates evidencing the Contribution Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED IN CONFORMITY WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(ii) in addition to the foregoing legend, a legend in substantially the following form may be placed on all certificates evidencing the Warrants and Warrant Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) NOR ANY APPLICABLE STATE SECURITIES LAWS BY REASON OF SPECIFIC EXEMPTIONS THEREUNDER RELATING TO THE LIMITED AVAILABILITY OF THE OFFERING. THESE SECURITIES CANNOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF TO ANY PERSON OR ENTITY UNLESS SUBSEQUENTLY REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, IF SUCH REGISTRATION IS REQUIRED.

ARTICLE V. — REPRESENTATIONS AND WARRANTIES OF CATALYTICA

Each of Catalytica, Holdings and Merger Sub hereby jointly and severally represents and warrants to the Companies and Worsley, subject to such exceptions as are specifically disclosed in the disclosure schedule delivered by Catalytica to Worsley and the Companies, dated as of the date hereof (the “Catalytica Disclosure Schedule”) (which exceptions, to be effective, shall specifically refer to the section or subsection of this Agreement to which the information stated in such exceptions relates; provided, however, that the inclusion of any section or subsection of the Catalytica Disclosure Schedule shall be deemed disclosed and incorporated into any other section or subsection hereof where it is reasonably apparent that such disclosure is relevant or applicable to such other section or subsection), that:

5.1 Corporate Existence and Qualification. Catalytica and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such Properties are presently located and such business is presently conducted and proposed to be conducted; and is duly licensed or qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions where the character of its Properties or the nature of its business requires it to be so qualified, except where failure to be so qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect on Catalytica and its Subsidiaries taken as a whole.

5.2 Authority, Approval and Enforceability. Each of Catalytica, Holdings and Merger Sub has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Catalytica, Holdings and Merger Sub, the performance by each of them of its respective obligations hereunder and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by their respective boards of directors. Except for (i) the adoption of this Agreement by Catalytica’s stockholders (the “Catalytica Stockholder Approval”), (ii) filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Corporation Law, and (iii) unbundling rules or other applicable rules promulgated by the SEC with respect to obtaining Catalytica Stockholder Approval, no other corporate proceeding on the part of Catalytica, Holdings or Merger Sub is necessary for the execution and delivery of this Agreement by Catalytica, Holdings or Merger Sub, respectively, the performance of their respective obligations hereunder or the consummation by them of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Catalytica, Holdings and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Catalytica, Holdings and Merger Sub enforceable against each of them in accordance with its terms.

5.3 Capitalization; Corporate Records.

(a) Catalytica’s authorized capital stock consists solely of (i) 70,000,000 shares of common stock, par value $.001 per share (“Catalytica Common Stock”), of which 18,294,677 shares were issued and outstanding as of March 31, 2007, and (ii) 5,000,000 shares of Series A preferred stock, $.001 par value per share, designated for issuance upon exercise of the associated preferred stock purchase rights (the “Rights”) under the Rights Agreement (as defined in Section 5.26), of which no shares are issued or outstanding as of March 31, 2007. As of the date hereof, Holding’s authorized capital stock consists solely of 1,000 shares of common stock, par value $.001 per share (“Holdings Common Stock”), all of which are issued and outstanding and owned by Catalytica free and clear of any liens or encumbrances as of the date hereof. Merger Sub’s authorized capital stock consists solely of 1,000 shares of common stock, par value $.001 per share, all of which are issued and outstanding and owned by Holdings free and clear of any liens or encumbrances as of the date hereof. As of March 31, 2007, (x) there were 5,000,000 shares of Catalytica Common Stock reserved for issuance under the Catalytica Energy Systems, Inc. 1995 Stock Plan, of which (A) 2,216,875 shares were subject to outstanding options, (B) 276,500 shares were subject to outstanding restricted stock units, and (C) 1,592,924 shares were reserved for future option or restricted stock unit grants, and (y) there were 1,500,000 shares of Catalytica Common Stock reserved for issuance under the Catalytica Energy Systems, Inc. 2000 Employee Stock Purchase Plan, of which 600,207 were reserved for future purchase by employees. All of the outstanding shares of Catalytica Common Stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of (i) any preemptive or other rights of any Person to acquire securities of Catalytica or (ii) any applicable Securities Laws. Other than the Rights or as set forth above, there are no outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls or agreements relating to any shares of capital stock of Catalytica, Holdings or Merger Sub. All outstanding shares of the capital stock of each of Catalytica’s Subsidiaries are validly issued, fully paid and nonassessable and are owned by Catalytica or one of Catalytica’s Subsidiaries free and clear of any Liens.

(b) The copies of the certificate of incorporation or organization and bylaws or operating agreement of Catalytica and each of its Subsidiaries, as the case may be, made available to the Companies are true, accurate, and complete and reflect all amendments made through the date of this Agreement. Catalytica’s stock and minute books made available to Worsley for review were correct and complete as of the date they were so made available, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all stockholder and corporate actions of the stockholders and directors (and any committees thereof) of Catalytica taken by written consent or at a meeting since January 1, 2002 and through the date hereof. All corporate actions taken by Catalytica, Holdings and Merger Sub have been duly authorized or ratified to the extent required by applicable law.

(c) Catalytica does not have any Subsidiaries except for Holdings, Merger Sub and as set forth in the Catalytica SEC Documents.

5.4 No Default or Consents. Except for (a) applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder, including the filing with and declaration of effectiveness by the SEC of a registration statement (the “Registration Statement”) of Holdings with respect to the issuance of Holdings Common Stock in the Contribution and the Merger, containing a prospectus/proxy statement relating to the Catalytica Stockholders Meeting, as amended or supplemented from time to time (the “Proxy Statement/Prospectus”), (b) the filing of the Certificate of Merger in accordance with the Corporation Law, (c) filings with NASDAQ and the SEC with respect to the listing of shares of Holdings Common Stock, and (d) such consents, approvals, orders, authorizations, notifications, registrations, declarations and filings as may be required under applicable state securities laws, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

(i) violate or conflict with any of the terms, conditions or provisions of Catalytica’s or any of its Subsidiaries’ certificate of incorporation or organization or bylaws or operating agreement, as the case may be;

(ii) violate, in any material respect, any Legal Requirements applicable to Catalytica or any of its Subsidiaries;

(iii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any material contract or Permit applicable to Catalytica or any of its Subsidiaries;

(iv) result in the creation of any Liens on any Property of Catalytica or any of its Subsidiaries; or

(v) require Catalytica or any of its Subsidiaries to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any Person or Governmental Authority.

5.5 No Proceedings. No suit, action or other proceeding is pending or, to Catalytica’s knowledge, threatened before any Governmental Authority seeking to restrain Catalytica, Holdings or Merger Sub or prohibit their entry into this Agreement or prohibit the Closing, or seeking Damages against Catalytica or its Subsidiaries or their respective properties as a result of the consummation of this Agreement.

5.6 Employee Benefit Matters.

(a) Section 5.6(a) of the Catalytica Disclosure Schedule provides a true, correct and complete list of each of the following, if any, which is sponsored, maintained or contributed to by Catalytica in which present and/or former employees, officers, directors or agents of Catalytica or any Affiliate of Catalytica participate or have participated, or with respect to which Catalytica has or may have any actual or contingent liability:

(i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (“Catalytica Plan”); and,

(ii) each personnel policy, employee manual or other written statements of rules or policies concerning employment, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation and sick leave policy, severance pay policy or agreement, deferred compensation agreement or arrangement, consulting agreement, employment contract and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 5.6(a)(i), including foreign plans, which are not subject to the provisions of ERISA (“Catalytica Benefit Program or Agreement”).

(b) True, correct and complete copies of each of the Catalytica Plans (if any), and related trusts, if applicable, including all amendments thereto, have been made available to Worsley. There has also been furnished to Worsley, with respect to each Catalytica Plan required to file such report and description, the three most recent reports on Form 5500 and the summary plan description. True, correct and complete copies or descriptions of all Catalytica Benefit Programs or Agreements have also been or shall be furnished to Worsley.

(c)

(i) Catalytica does not contribute to or have an obligation to contribute to, and Catalytica does not have any actual or contingent liability under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) which is or was subject to Title IV of ERISA, including any multiemployer plan within the meaning of Section 3(37) of ERISA, or that is or was subject to Section 412 of the Code, or that is a multiple employer plan within the meaning of Section 413(b) and (c) of the Code.

(ii) Catalytica has substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with Catalytica Plans and the Catalytica Benefit Programs and Agreements, and to the Knowledge of Catalytica, there have been no defaults or violations of law with respect to the Catalytica Plans or Catalytica Benefit Programs or Agreements by any other party to the Catalytica Plans or Catalytica Benefit Programs or Agreements;

(iii) To the Knowledge of Catalytica, all reports and disclosures relating to the Catalytica Plans required to be filed with or furnished to governmental agencies, Catalytica Plan participants or Catalytica Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner, and each Catalytica Plan and each Catalytica Benefit Program or Agreement has been administered in substantial compliance with its governing documents;

(iv) Each of the Catalytica Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service regarding such qualified status or may rely on an opinion or advisory letter issued to a master or prototype provider with respect to the tax-qualified status of the Catalytica Plan, and to the Knowledge of Catalytica, no event has occurred which would jeopardize the qualified status of any such Catalytica Plan under Section 401(a) of the Code, respectively;

(v) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of Catalytica, threatened against, or with respect to, any of the Catalytica Plans or Catalytica Benefit Programs or Agreements or their assets;

(vi) Other than any contributions that, individually or in the aggregate, are not material to the Catalytica Plans, all contributions required to be made to the Catalytica Plans pursuant to their terms and provisions and applicable law have been made timely, and will continue to be made so through the Closing Date;

(vii) None of the Catalytica Plans nor any trust created thereunder or with respect thereto has engaged in any “prohibited transaction” or “party-in-interest transaction” as such terms are defined in Section 4975 of the Code and Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA, and which could subject any Catalytica Plan, Catalytica, or any fiduciary, officer, director or employee thereof to a tax or penalty on prohibited transactions or party-in-interest transactions pursuant to Section 4975 of the Code or Section 502(i) of ERISA;

(viii) To the Knowledge of Catalytica, there is no matter pending (other than routine qualification determination filings) with respect to any of the Catalytica Plans or Catalytica Benefit Programs or Agreements before the Internal Revenue Service, the Department of Labor or the PBGC;

(ix) Catalytica does not maintain a trust for the purpose of funding a Catalytica Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code;

(x) Catalytica does not have any obligation to provide health benefits or death benefits to former employees, except as is required by or similar to Section 4980B of the Code or Section 601 (et seq.) of ERISA, or any similar applicable state law;

(xi) Since January 1, 2001, there have not been any (i) work stoppages, labor disputes or other significant controversies between Catalytica and its employees, (ii) labor union grievances or organizational efforts, or (iii) unfair labor practice or labor arbitration proceedings pending or threatened.

(d) Catalytica is not a party to any agreement, and has not established any policy or practice, requiring Catalytica to make a payment or provide any other form or compensation or benefit to any Person performing services for Catalytica upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

(e) Section 5.6(e) of the Catalytica Disclosure Schedule sets forth by number and employment classification the approximate numbers of employees employed by Catalytica as of the date of this Agreement, and, except as set forth therein, none of said employees are subject to union or collective bargaining agreements with Catalytica.

(f) Neither Worsley, the Companies nor any of its Affiliates shall have any liability or obligations to employees of Catalytica under or with respect to the Workers Adjustment Retraining Notification Act in connection with the transactions contemplated by this Agreement.

(g) Neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereby will: (A) entitle any current or former employee of Catalytica to severance pay, unemployment compensation or any similar payment, (B) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee, or (C) directly or indirectly result in any payment made to or on behalf of any Person constituting a “parachute payment” within the meaning of Section 280G of the Code.

(h) With respect to the Catalytica’s Plans and Catalytica Benefit Programs or Agreements, each of the foregoing which is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

5.7 SEC Filings; Financial Statements.

(a) Since December 31, 2006, Catalytica has filed all required forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act (the “Catalytica SEC Documents”), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act as of the filing date thereof. The Catalytica SEC Documents included (i) all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”), and (ii) the internal control report and attestation of Catalytica’s outside auditors required by Section 404 of SOX, to the extent such report and attestation was required to be included therein under SOX and the rules and regulations of the SEC.

(b) None of the Catalytica SEC Documents, including any financial statements or schedules included or incorporated by reference therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Each of the audited consolidated financial statements and unaudited interim financial statements of Catalytica included (or incorporated by reference) in the Catalytica SEC Documents, including the audited financial statements of Catalytica as of and for the year ended December 31, 2006 (the “Catalytica Balance Sheet Date”), has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), is accurate and complete in all material respects and fairly presents in all material respects the consolidated financial position of Catalytica and its Subsidiaries as of the dates thereof and the consolidated results of Catalytica’s operations and the changes in Catalytica’s consolidated financial position or the results of operations, stockholders’ equity or cash flows of such entity or entities for the periods then ended, in the case of the unaudited interim financial statements subject to the absence of footnotes and year end audit adjustments which will not, individually or in the aggregate, be material in magnitude. Such unaudited interim financial statements reflect all adjustments necessary to fairly present, in all material respects, the results of operations for the interim periods presented.

5.8 Absence of Undisclosed Liabilities. Neither Catalytica nor any of its Subsidiaries has any liabilities (whether absolute, accrued or contingent), except: (a) liabilities that are accrued and reserved against in the consolidated balance sheet of Catalytica and the Subsidiaries or reflected in the notes thereto, in each case included in the Catalytica SEC Documents; (b) liabilities incurred since December 31, 2006 in the ordinary course of business; (c) liabilities which, individually or in the aggregate, are not required under GAAP to be set forth on the consolidated balance sheet of Catalytica and its consolidated Subsidiaries; (d) liabilities incurred in connection with the preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby; (e) liabilities incurred after the date hereof as specifically permitted by this Agreement and (f) liabilities that do not or would not reasonably be expected to have a Material Adverse Effect on Catalytica and its Subsidiaries taken as a whole.

5.9 Absence of Certain Changes.

(a) Except as set forth in the Catalytica SEC Documents, since the Catalytica Balance Sheet Date and through the date hereof there has not been:

(i) any Material Adverse Effect on Catalytica and its Subsidiaries taken as a whole;

(ii) any material damage, destruction or loss (whether or not covered by insurance) of any material assets, business or customers of Catalytica or its Subsidiaries;

(iii) any material adverse change in Catalytica’s or any of its Subsidiaries’ sales patterns, pricing policies, accounts receivable or accounts payable;

(iv) any material employment dispute, including claims or matters raised by any individual, Governmental Authority, or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to Catalytica or any of its Subsidiaries;

(v) (A) any commencement or settlement of any lawsuit by Catalytica or any of its Subsidiaries, or (B) commencement, settlement, notice or, to the Knowledge of Catalytica, any threat of any lawsuit or proceeding or other investigation against Catalytica or any of its Subsidiaries or relating to any of their respective businesses, properties or assets, or to the Knowledge of Catalytica, any reasonable basis for any of the foregoing;

(vi) any purchase or sale of any interest in Real Property, granting of any security interest in any Real Property or lease, license, sublease or other occupancy of any leased Real Property or other Real Property by Catalytica or any of its Subsidiaries;

(vii) any merger or consolidation by Catalytica or any of its Subsidiaries into or with any other corporation or any acquisition by Catalytica or any of its Subsidiaries of the business or assets of any Person;

(viii) any purchase by Catalytica or any of its Subsidiaries of any securities of and Person;

(ix) any creation, incurring, assumption or guaranty, or other liability or obligation by Catalytica or any of its Subsidiaries, of any indebtedness, or any loan or advance by Catalytica or any of its Subsidiaries to, or any investment in, any Person, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practice;

(x) any change in any existing election, or any new election, with respect to any Tax law in any jurisdiction which election could have an effect on the tax treatment of Catalytica’s or its Subsidiaries’ business operations;

(xi) entry into, amendment or termination of any material agreement to which Catalytica or any of its Subsidiaries is party or to which any of them is bound;

(xii) any material change, whether written or oral, to any agreement or understanding with any of Catalytica’s or any of its Subsidiaries’ material suppliers or customers;

(xiii) any acceleration or delay in collection of any notes or accounts receivable of the Catalytica or any of its Subsidiaries in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practices;

(xiv) any delay or accelerated payment of any accrued expense, trade payable or other liability of Catalytica or any of its Subsidiaries beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices;

(xv) any variation in any material respect in the levels of Inventory of Catalytica or any of its Subsidiaries from the levels customarily maintained;

(xvi) any sale, transfer, lease, mortgage, encumbrance or other disposal of, or agreement to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties of Catalytica or any of its Subsidiaries except in the ordinary course of business consistent with past practice;

(xvii) any settlement of any claim or litigation, or filing of any motions, orders, briefs or settlement agreements in any proceeding involving Catalytica or any of its Subsidiaries before any Governmental Authority or any arbitrator;

(xviii) any incurring or approval of, or entry into any agreement or commitment to make, by the Companies, any expenditures in excess of $25,000 in any one instance or $100,000 in the aggregate;

(xix) any maintenance of Catalytica’s books of account other than in the usual, regular and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or any change in any of Catalytica’s accounting methods or practices that would be required to be disclosed under GAAP;

(xx) any adoption or amendment of any Catalytica Plan or Catalytica Benefit Program or Agreement (other than as required by Applicable Laws), or granting of any increase in the compensation payable or to become payable to directors, officers or employees (including any such increase pursuant to any bonus, profit-sharing or other plan or commitment) of Catalytica or any of its Subsidiaries, other than merit increases to employees in the ordinary course of business and consistent with past practice;

(xxi) any extraordinary losses suffered by Catalytica or any of its Subsidiaries or any waiver by any of them of any rights of material value;

(xxii) any payment to any Affiliate of Catalytica or forgiveness of any indebtedness due or owing from any Affiliate to Catalytica;

(xxiii) any (A) liquidation of Inventory or acceptance of product returns by Catalytica or any of its Subsidiaries other than in the ordinary course, (B) acceleration of receivables of Catalytica or any of its Subsidiaries, (C) delay of payables of Catalytica or any of its Subsidiaries, or (D) change in any material respect of Catalytica’s or any of its Subsidiaries’ practices in connection with the payment of payables and/or the collection of receivables;

(xxiv) any one or more activities or transactions between Catalytica and an Affiliate or any one or more activities or transactions involving Catalytica or any of its Subsidiaries outside the ordinary course of business;

(xxv) any distributions or other payments in respect of Catalytica’s or any of its Subsidiaries’ equity securities, or any repurchase, redemption or other acquisition of any such securities;

(xxvi) any amendment of the certificate of incorporation, bylaws, operating agreement or similar documents, as the case may be, of Catalytica and its Subsidiaries;

(xxvii) any issuance of any capital stock or other securities, or grant, or entry into any agreement to grant, any options, convertible rights, other rights, warrants or calls, other than issuances, grants and agreements relating to the Catalytica Benefit Programs or Agreements;

(xxviii) any payment, discharge, waiver or satisfaction by Catalytica or any of its Subsidiaries, in any amount in excess of $10,000 in any one case, or $50,000 in the aggregate, of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payments, discharges or satisfactions in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in Catalytica’s December 31, 2006 balance sheet contained in the Catalytica SEC Documents;

(xxix) any revaluation of Catalytica’s or any of its Subsidiaries assets (whether tangible or intangible), including writing down the value of Inventory or writing off notes or accounts receivable;

(xxx) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) in respect of the capital stock of Catalytica or any of its Subsidiaries, or any split, combination or reclassification in respect of such capital stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for such capital stock, or any direct or indirect repurchase, redemption, or other acquisition by Catalytica or any of its Subsidiaries of any of its capital stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

(xxxi) any execution of any strategic alliance, affiliate or joint venture arrangement or agreement between Catalytica or any of its Subsidiaries and any Person;

(xxxii) any cancellation, amendment or renewal of any insurance policy of Catalytica or any of its Subsidiaries; or

(xxxiii) any commitment to do any of the foregoing.

5.10 Compliance with Laws. Except as otherwise set forth in the Catalytica SEC Documents, Catalytica and each of its Subsidiaries is and has been in compliance in all material respects with any and all Legal Requirements applicable to Catalytica and such Subsidiaries. Except as otherwise set forth in the Catalytica SEC Documents, Catalytica and each Subsidiary of Catalytica (x) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any notice from any Governmental Authority or any other notice that would indicate that there is not currently compliance with all such Legal Requirements, and (y) is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a material default under, or material breach or violation in any material respect of, any Legal Requirement or material Permit applicable to Catalytica or such Subsidiary. Without limiting the generality of the foregoing, neither Catalytica nor any of its Subsidiaries has received notice of and, to the Knowledge of Catalytica, there is no reasonable basis for, any claim, action, suit, investigation or proceeding that might result in a finding that Catalytica or any of its Subsidiaries is not or has not been in compliance in all material respects with Legal Requirements relating to (a) the development, testing, manufacture, packaging, distribution and marketing of Products, (b) employment, safety and health, (c) Environmental Laws, building, zoning and land use and/or (d) the Foreign Corrupt Practices Act and the rules and regulations promulgated thereunder.

5.11 Litigation. Except as otherwise set forth in the Catalytica SEC Documents, there are no claims, actions, suits, investigations or proceedings against Catalytica pending or, to the Knowledge of Catalytica, threatened in any court or before or by any Governmental Authority, or before any arbitrator, and to the Knowledge of Catalytica, there is no reasonable basis for any such claim, action, suit, investigation or proceeding.

5.12 Real Property.

(a) The Catalytica SEC Documents set forth a description of all material real property or any interest therein currently owned by Catalytica or any of its Subsidiaries (the “Catalytica Owned Premises”).

(b) The Catalytica SEC Documents set forth a list of all material leases, licenses or similar agreements relating to Catalytica or any of its Subsidiaries’ use or occupancy of real estate (the “Catalytica Leased Premises”) owned by a third party (“Catalytica Leases”), true and correct copies of which have previously been furnished to Worsley and the Companies. The Catalytica Leases and all guaranties with respect thereto, are in full force and effect and have not been amended in writing or otherwise, and no party thereto is in default under any such Lease. To the Knowledge of Catalytica, no event has occurred which, with the passage of time or the giving of notice or both, would cause a default under any of such Catalytica Leases. Neither Catalytica nor any of its Subsidiaries nor its agents or employees has received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment under any such Catalytica Leases. No party other than Catalytica has a right to occupy any of the Catalytica Leased Premises.

(c) With respect to each Catalytica Owned Premises and Catalytica Leased Premises, as applicable: (i) Catalytica or one of its Subsidiaries has good and valid fee simple interest in the Catalytica Owned Premises and a valid leasehold interest in the Catalytica Leased Premises, free and clear of any Liens or title defects that have had or could have an adverse effect on Catalytica’s use and occupancy of the Catalytica Owned Premises and the Catalytica Leased Premises; (ii) the portions of the buildings located on the Catalytica Owned Premises and the Catalytica Leased Premises that are used in the business of Catalytica or any of its Subsidiaries are each in operating condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy Catalytica’s current business activities as conducted thereon and, to the Knowledge of Catalytica, there is no latent material defect in the improvements on any Catalytica Owned Premises, structural elements thereof, the mechanical systems (including all heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems) therein, the utility system servicing each Catalytica Owned Premises and the roofs which have not been disclosed to Worsley and the Companies in writing prior to the date of this Agreement; (iii) each of the Catalytica Owned Premises and the Catalytica Leased Premises (a) has direct access to public roads or access to public roads, such access being sufficient to satisfy the current transportation requirements of the business presently conducted at such parcel; and (b) is served by all utilities in such quantity and quality as are necessary and sufficient to satisfy the current normal business activities conducted at such parcel; and (iv) Catalytica has not received notice of (a) any condemnation, eminent domain or similar proceeding affecting any portion of the Catalytica Owned Premises or the Catalytica Leased Premises or any access thereto, and, to the Knowledge of Catalytica, no such proceedings are contemplated, (b) any special assessment or pending improvement Liens to be made by any governmental authority which may affect any of the Catalytica Owned Premises or the Catalytica Leased Premises, or (c) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Catalytica Owned Premises or the Catalytica Leased Premises.

(d) (i) There are no Legal Requirements now in existence or under active consideration by any Governmental Authority which could require the tenant of any Catalytica Leased Premises to make any expenditure in excess of $50,000 to modify or improve such Leased Premises to bring it into compliance therewith, and (ii) neither Catalytica nor any of its Subsidiaries shall be required to expend more than $100,000 in the aggregate under all Catalytica Leases to restore the Catalytica Leased Premises at the end of the term of the applicable Catalytica Lease to the condition required under the Catalytica Lease (assuming the conditions existing in such Catalytica Leased Premises as of the date hereof and as of the Closing).

5.13 Commitments.

(a) Catalytica has filed with the Catalytica SEC Documents all Contracts required to be filed with the SEC pursuant to applicable published rules and regulations of the SEC.

(b) All of the Contracts listed or required to be listed in the Catalytica SEC Documents (excluding any Catalytica Leases which are covered by Section 5.12 hereof) are valid, binding and in full force and effect and enforceable against each of the parties thereto in accordance with their terms, and none of Catalytica or any of its Subsidiaries has been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any material respect. Each of Catalytica and its Subsidiaries is in material compliance with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any such Contract, and to the Knowledge of Catalytica and its Subsidiaries, no other party to any such Contract is in material breach, violation or default thereunder. Neither Catalytica nor any of its Subsidiaries has knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default under any such Contract by Catalytica or any of its Subsidiaries or any such other party. Following the Closing, each of Catalytica and its Subsidiaries will continue to be entitled to all of the benefits currently held by Catalytica and such Subsidiaries under each such Contract.

(c) Except as otherwise set forth in the Catalytica SEC Documents, Catalytica is not a party to or bound by any material Contract the terms of which were arrived at by or otherwise reflect less-than-arm’s-length negotiations or bargaining.

5.14 Insurance. All insurance policies (including fire, liability, product liability, workers’ compensation and vehicular) presently in effect that relate to Catalytica or its Properties are sufficient for compliance by Catalytica with all applicable Legal Requirements and all material Contracts. None of the insurance carriers has indicated to Catalytica an intention to cancel any such policy or to materially increase any insurance premiums (including workers’ compensation premiums), or that any such insurance will not be available in the future on substantially the same terms as currently in effect. Catalytica has no claim pending against any of its insurance carriers under any of such policies and, to the Knowledge of Catalytica, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim. During the prior three years, all notices required to have been given by Catalytica to any insurance company have been timely and duly given, and no insurance company has asserted that any claim is not covered by the applicable policy relating to such claim.

5.15 Intangible Rights. Catalytica owns or has the right to use and shall as of the Closing Date own or have the right to use any and all Catalytica-developed information, know-how, trade secrets, patents, copyrights, trademarks, service marks, trade names, brands, software, formulae, methods, processes and other intangible properties that to the Knowledge of Catalytica are necessary for the ownership, management or operation of its Properties and business (“Catalytica Intangible Rights”). In addition, (i) Catalytica is the sole and exclusive owner of all right, title and interest in and to all of the Catalytica Intangible Rights, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Catalytica Intangible Rights of others; (ii) no royalties, honorariums or fees are payable by Catalytica to any Person by reason of the ownership or use of any of the Catalytica Intangible Rights; (iii) there have been no claims made against Catalytica asserting the invalidity, abuse, misuse, or unenforceability of any of the Catalytica Intangible Rights and to the Knowledge of Catalytica, no grounds for any such claims exist; (iv) Catalytica has not made any claim of any violation or infringement by others of any of its Catalytica Intangible Rights or interests therein and, to the Knowledge of Catalytica, no grounds for any such claims exist; (v) Catalytica has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Catalytica Intangible Rights, and neither the use of the Catalytica Intangible Rights nor the operation of Catalytica’s businesses to the actual Knowledge of Catalytica is infringing or has infringed upon valid and enforceable intellectual property rights of others; (vi) to the actual Knowledge of Catalytica, the Catalytica Intangible Rights are sufficient and include all intellectual property rights necessary for Catalytica to lawfully conduct its business as presently being conducted; (vii) to the extent that any item constituting part of the Catalytica Intangible Rights has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances were duly made and remain in full force and effect; (viii) there has not been any act or failure to act by Catalytica, or to the Knowledge of Catalytica, any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Catalytica Intangible Rights, or, to the Knowledge of Catalytica, any other fact which could render invalid or unenforceable any of the Catalytica Intangible Rights; and (ix) to the extent any of the Catalytica Intangible Rights constitutes proprietary or confidential information, Catalytica has adequately safeguarded such information from disclosure.

5.16 Equipment and Other Tangible Property. Catalytica’s equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property included in the Properties (the “Tangible Catalytica Properties”), other than Inventory, is suitable for the purposes for which intended and in operating condition consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Catalytica Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with Catalytica’s prior practices and normal industry standards. To the Knowledge of Catalytica, the Tangible Catalytica Properties are free of any structural or engineering defects, and during the past five years there has not been any significant interruption of Catalytica’s business due to inadequate maintenance or obsolescence of the Tangible Catalytica Properties. Catalytica has and will have as of the Closing Date, legal and beneficial ownership of its Properties, free and clear of any Liens.

5.17 Permits; Environmental Matters.

(a) Each of Catalytica and its Subsidiaries has all Permits necessary to own, operate, use and/or maintain its Properties and to conduct its business and operations as presently conducted and as expected to be conducted in the future. All such Permits are valid and in full force and effect, no proceeding is pending or, to the Knowledge of Catalytica, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of Catalytica, threatened in connection with the expiration or renewal of such Permits. No material violations have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, and no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the transactions contemplated hereby with respect to such Permits that by their terms or under applicable law may be obtained only after Closing.

(b) Except as set forth in the Catalytica SEC Documents, there are no Environmental Claims asserted or threatened against Catalytica or any of its Subsidiaries or relating to any real property or equipment currently or formerly owned, leased or otherwise Used by Catalytica or any of its Subsidiaries. None of Catalytica or its Subsidiaries has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could reasonably be expected to form the basis for a material Environmental Claim against Catalytica or any of its Subsidiaries. Except for any Catalytica Leases, none of Catalytica or its Subsidiaries has assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

(c) Except as set forth in the Catalytica SEC Documents, Catalytica and its Subsidiaries have been and are currently in compliance in all material respects with all applicable Environmental Laws, including obtaining and maintaining in effect all Permits required by applicable Environmental Laws.

(d) As of the Closing, except in a manner that could not reasonably be expected to subject Catalytica or any of its Subsidiaries to material liability, no Hazardous Materials are present on any real property currently owned, operated, occupied, controlled or leased by Catalytica or any of its Subsidiaries or were present on any other real property at the time it ceased to be owned, operated, occupied, controlled or leased by Catalytica or any of its Subsidiaries. For the purposes of this subsection (d), with respect to Hazardous Materials in soil (including debris in, on or under soil), material shall mean no more than $10,000 in the aggregate, per each Catalytica Owned Premises and each Catalytica Leased Premises.

(e) Catalytica has delivered to Worsley and the Companies or made available for inspection by Worsley and the Companies and their respective agents, representatives and employees all records in Catalytica’s possession concerning all current environmental Permits and material environmental liabilities associated with the Hazardous Materials Activities of Catalytica relating to any Catalytica Owned Premises or Catalytica Leased Premises including environmental audits and environmental assessments.

(f) Catalytica is not aware of any fact or circumstance, which could result in any environmental liability which could reasonably be expected to result in a Material Adverse Effect on Catalytica and its Subsidiaries taken as a whole. Neither Catalytica nor any of its Subsidiaries has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of Catalytica or any of such Subsidiaries.

5.18 Suppliers and Customers. Except as set forth in the Catalytica SEC Documents, Catalytica maintains good relations with all of its material suppliers and customers as well as with governments, partners, financing sources and other parties with whom Catalytica has significant relations, and no such party has canceled, terminated or made any threat to Catalytica to cancel or otherwise terminate its relationship with Catalytica or to materially decrease its services or supplies to Catalytica or its direct or indirect purchase or usage of the products or services of Catalytica.

5.19 Absence of Certain Business Practices. Neither Catalytica, its Subsidiaries nor any other Affiliate or agent of Catalytica, or any other Person acting on behalf of or associated with Catalytica or its Subsidiaries, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of Catalytica or its Subsidiaries (or assist Catalytica or its Subsidiaries in connection with any actual or proposed transaction), in each case of (a) and (b) which (i) may subject Catalytica or its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business or operations of Catalytica or its Subsidiaries, or (iii) if not continued in the future, may adversely affect the assets, business or operations of Catalytica or its Subsidiaries.

5.20 Transactions With Affiliates. Except as set forth in the Catalytica SEC Documents and except for normal advances to employees consistent with past practices, payment of compensation for employment and board services to employees and directors, respectively, in each case, consistent with past practices, and participation in scheduled Plans or Benefit Programs and Agreements by employees and directors, Catalytica has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with any officer, director or stockholder of Catalytica or any of their respective Affiliates. Except as set forth in the Catalytica SEC Documents, no Affiliate of Catalytica is indebted to Catalytica for money borrowed or other loans or advances, and Catalytica is not indebted to any such Affiliate.

5.21 Interim Operations of Holdings and Merger Sub. Catalytica caused each of Holdings and Merger Sub to be formed solely for the purpose of engaging in the transactions contemplated hereby, and, prior to the Closing, Holdings and Merger Sub will be inactive and will have not engaged in any business activities and will conduct activities only as contemplated hereby.

5.22 Valid Issuance. The shares of Holdings Common Stock to be issued pursuant to this Agreement will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. In the event of the issuance of any Warrant Shares upon the exercise of the Warrants, such Warrant Shares will, when issued in accordance with the provisions of this Agreement and the Warrants, be validly issued, fully paid and nonassessable.

5.23 Labor Relations. To the Knowledge of Catalytica, (i) no key executive employee of Catalytica or any of its Subsidiaries, and no group of Catalytica’s or any of its Subsidiaries’ employees, has any plans to terminate his or its employment, and (ii) Catalytica and its Subsidiaries have no material labor relations problems pending and their labor relations are satisfactory.

5.24 Brokers; Finder’s Fees. Other than Howard Frazier Barker Elliott, Inc. (“HFBE”), Oxford Advisors and Hadley Partners, Incorporated, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Catalytica or any of its Subsidiaries who is entitled to any fee or commission from Catalytica or such Subsidiary in connection with the transactions contemplated by this Agreement.

5.25 Disclosure. None of the information supplied or to be supplied by or on behalf of Catalytica, Merger Sub and Holdings for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Catalytica, Merger Sub and Holdings for inclusion or incorporation by reference in the Proxy Statement/Prospectus, will, at the time the Proxy Statement/Prospectus is mailed to the stockholders of Catalytica, the time of the Catalytica Stockholders Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Catalytica, Merger Sub or Holdings with respect to statements made or incorporated by reference therein about Worsley or the Companies supplied by Worsley or the Companies for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus.

5.26 Rights Agreement. As a result of the execution and delivery of this Agreement or any amendment hereto, Worsley and the Companies will not become an “Acquiring Person,” and no “Shares Acquisition Date” or “Distribution Date” (as such terms are defined in the Amended and Restated Preferred Stock Rights Agreement with Mellon Investor Services LLC, dated as of November 22, 2004, as the same has been amended from time to time (the “Rights Agreement”)) will occur, and the Rights Agreement will not be applicable to the execution and delivery of this Agreement or any amendment hereto. The Rights Agreement shall terminate, and the Rights shall expire, immediately prior to the Effective Time.

5.27 Opinion of Financial Advisor. The Board of Directors of Catalytica has received the opinion of HFBE to the effect that, as of the date of such opinion, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Catalytica Common Stock, a copy of which opinion will be delivered to Worsley solely for informational purposes after receipt thereof by Catalytica.

5.28 Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Catalytica Common Stock at the Catalytica Stockholders Meeting to adopt this Agreement is the only vote of the holders of any class or series of Catalytica’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby. The Board of Directors of Catalytica has duly and validly approved and has taken all corporate action required to be taken by Catalytica’s Board of Directors for the consummation of the transactions contemplated by this Agreement.

5.29 State Takeover Statutes. The Board of Directors of Catalytica has approved this Agreement and the consummation of the Merger and the Contribution and the other transactions contemplated hereby and such approval constitutes approval of the Merger and the Contribution and the other transactions contemplated by this Agreement by the Board of Directors of Catalytica under the provisions of Section 203 of the Corporation Law such that the restrictions of Section 203 of the Corporation Law do not apply to the Merger or the Contribution or the other transactions contemplated by this Agreement. To the Knowledge of Catalytica, no other state takeover statute is applicable to the Merger or the Contribution or the other transactions contemplated by this Agreement.

5.30 Catalytica Affiliates. Section 5.31 of the Catalytica Disclosure Schedule sets forth a true, accurate and complete list of those Persons who may be deemed to be, in Catalytica’s reasonable judgment, affiliates of Catalytica within the meaning of Rule 145 promulgated under the Securities Act (each, a “Catalytica Affiliate”).

ARTICLE VI. — OBLIGATIONS PRIOR TO CLOSING

From the date of this Agreement through the Closing:

6.1 Catalytica’s Access to Information and Properties. Subject to applicable Legal Requirements, Worsley and the Companies shall permit Catalytica and its authorized employees, agents, accountants, legal counsel and other representatives to have reasonable access to the books, records, employees, counsel, accountants, engineers and other representatives of the Companies during business hours for the purpose of conducting an investigation of the Companies’ financial condition, corporate status, operations, prospects, business and the Companies’ Properties. Subject to applicable Legal Requirements, Worsley and the Companies shall make available to Catalytica for examination and reproduction all documents and data of every kind and character relating to the Companies in possession or control of, or subject to reasonable access by, the Companies and/or Worsley, including, without limitation, all files, records, data and information relating to the Properties (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. Worsley and the Companies shall allow Catalytica access to, and the right to inspect, the Companies’ Properties, except to the extent that such Properties are operated by a third-party operator, in which case the Worsley and the Companies shall use their commercially reasonable efforts to cause the operator of such Properties to allow Catalytica access to, and the right to inspect, such Properties, including for the purpose of performing such environmental tests and investigations as Catalytica shall deem prudent. In the event that applicable Legal Requirements prohibit Worsley and/or the Companies from disclosing or otherwise making available to Catalytica documents, information or other data relating to Worsley and/or the Companies as contemplated by this Section 6.1, then Worsley and the Companies shall notify Catalytica of such fact and shall provide Catalytica with a summary or description of such information to the extent, and only to the extent, permitted by such Legal Requirements.

6.2 Worsley and the Companies’ Access to Information and Properties. Subject to applicable Legal Requirements, Catalytica shall permit Worsley and the Companies and their authorized employees, agents, accountants, legal counsel and other representatives to have reasonable access to the books, records, employees, counsel, accountants, engineers and other representatives of Catalytica during business hours for the purpose of conducting an investigation of Catalytica’s financial condition, corporate status, operations, prospects, business and Catalytica’s Properties. Subject to applicable Legal Requirements, Catalytica shall make available to Worsley and the Companies for examination and reproduction all documents and data of every kind and character relating to Catalytica in possession or control of, or subject to reasonable access by, Catalytica, including, without limitation, all files, records, data and information relating to Catalytica’s Properties (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto. Catalytica shall allow Worsley and the Companies access to, and the right to inspect, Catalytica’s Properties, except to the extent that such Properties are operated by a third-party operator, in which case Catalytica shall use its commercially reasonable efforts to cause the operator of such Properties to allow Worsley and the Companies access to, and the right to inspect, such Properties, including for the purpose of performing such environmental tests and investigations as Worsley and the Companies shall deem prudent. In the event that applicable Legal Requirements prohibit Catalytica from disclosing or otherwise making available to Worsley or the Companies documents, information or other data relating to Catalytica as contemplated by this Section 6.2, then Catalytica shall notify Worsley and the Companies of such fact and shall provide Worsley and the Companies with a summary or description of such information to the extent, and only to the extent, permitted by such Legal Requirements.

6.3 Companies’ Conduct of Business and Operations. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, each of the Companies shall, and Worsley shall cause the Companies to, except as permitted by the terms of this Agreement or as consented to by Catalytica in writing, (a) conduct its business in the ordinary course consistent with the Project Budget, Project Documents and past practice, (b) use commercially reasonable efforts to keep available the services of present executive officers and employees, (c) maintain and operate its Properties in a good and workmanlike manner, (d) pay or cause to be paid all Taxes, costs and expenses (including insurance premiums) incurred in connection therewith in a timely manner, (e) use commercially reasonable efforts to keep all Contracts listed or required to be listed on Section 4.12 of the Companies and Worsley Disclosure Schedule in full force and effect, (f) comply with all of the covenants contained in all such material Contracts, (g) use commercially reasonable efforts to preserve intact its present business organization, (h) use commercially reasonable efforts to maintain in force until the Closing Date insurance policies (subject to the provisions of Section 6.8) equivalent to those in effect on the date hereof, and (i) comply in all material respects with all applicable Legal Requirements. Except as otherwise contemplated in this Agreement, the Companies and Worsley will use their commercially reasonable efforts to preserve their present relationships with customers, suppliers, licensors, licensees and others with which they have business dealings.

6.4 Catalytica’s Conduct of Business and Operations. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, Catalytica shall, except as permitted by the terms of this Agreement or as consented to by R. Worsley in writing, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable efforts to keep available the services of present executive officers and employees, (c) maintain and operate its properties in a good and workmanlike manner, (d) pay or cause to be paid all Taxes, costs and expenses (including insurance premiums) incurred in connection therewith in a timely manner, (e) use commercially reasonable efforts to keep all material Contracts in full force and effect, (f) comply with all of the covenants contained in all such material Contracts, (g) use commercially reasonable efforts to preserve intact its present business organization, (h) use commercially reasonable efforts to maintain in force until the Closing Date insurance policies (subject to the provisions of Section 6.8) equivalent to those in effect on the date hereof, and (i) comply in all material respects with all applicable Legal Requirements. Except as otherwise contemplated in this Agreement, Catalytica will use its commercially reasonable efforts to preserve its present relationships with customers, suppliers, licensors, licensees and others with which it has business dealings.

6.5 Business Restrictions. Without limiting the generality of Section 6.3 and Section 6.4 above and except as permitted by the terms of this Agreement or as provided in Section 6.5 of the Companies and Worsley Disclosure Schedule or Section 6.5 of the Catalytica Disclosure Schedule, as the case may be, neither of the Companies nor Catalytica shall, and Worsley shall cause the Companies not to, do any of the following, except with the written consent of the other Party, as the case may be:

(i) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or membership interests or other securities, or grant, or enter into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to such Party’s capital stock or membership interests, other than (A) issuances of Catalytica Common Stock upon the exercise of options, warrants or other rights to purchase Catalytica Common Stock existing on the date hereof in accordance with their present terms, and (B) issuances of shares of Catalytica Common Stock to participants in the Catalytica Employee Stock Purchase Plan (as hereinafter defined) pursuant to the terms thereof; or

(ii) split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividends, or make any distributions or other payments in respect of its equity securities or membership interests, or repurchase, redeem or otherwise acquire any such securities or interests other than (A) any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction and (B) repurchases from service providers following termination pursuant to the terms of pre-existing stock option or purchase agreements; or

(iii) enter into, amend or modify in a manner adverse to Catalytica or the Companies, as the case may be, or terminate, any material agreement, or waive, release or assign any material rights or claims thereunder, in each case in a manner adverse to Catalytica or the Companies, as the case may be, other than in the ordinary course of business consistent with past practice (and in the case of the Companies, consistent with the Project Budget and the Project Documents; or

(iv) create, incur, assume, guaranty or otherwise become liable or obligated with respect to any indebtedness for borrowed money, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, or make any loan or advance to, or any investment in, any Person, other than (A) in the case of Catalytica, loans or investments by it or a wholly-owned Subsidiary of it to or in it or any wholly-owned Subsidiary of it and (B) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practice (and in the case of the Companies, consistent with the Project Budget and the Project Documents); or

(v) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Catalytica or the Companies, as the case may be; or

(vi) sell, lease, license, encumber or otherwise dispose of any properties or assets except the sale, lease, license or disposition of property and assets in the ordinary course of business consistent with past practice (and in the case of the Companies, consistent with the Project Budget and the Project Documents), in each case, which are not material, individually or in the aggregate, to the business of Catalytica or the Companies, as the case may be; or

(vii) except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other Parties, (A) increase in any manner the amount of compensation or fringe benefits of, pay any bonus to or grant any severance or termination pay (in cash or equity) to any officer, employee, member or director (other than immaterial increases in the ordinary course of business consistent with past practice (and in the case of the Companies, consistent with the Project Budget and the Project Documents)), (B) make any increase in or commitment to increase the benefits or expand the eligibility under any benefit plan (including any severance plan), adopt or amend or make any commitment to adopt or amend any Company Benefit Plan or Catalytica Benefit Plan, as the case may be, or make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan or Catalytica Benefit Plan, as the case may be, (C) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, (D) enter into any employment, severance, termination or indemnification agreement with any employee or enter into any collective bargaining agreement, (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice (and in the case of the Companies, consistent with the Project Budget and the Project Documents) with employees who are terminable “at will,” provided that the total compensation under any such offer letter or letter agreement does not exceed $80,000), (E) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) to any Person (including any employee), or (F) enter into any agreement with any employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving Catalytica or the Companies, as the case may be, of the nature contemplated hereby; provided, however, that nothing herein shall be construed as prohibiting Catalytica from performing any of the actions described in clauses (A) and (B) of Section 6.5(i); or

(viii) (A) transfer or license to any Person or otherwise extend, amend or modify any material rights to any Catalytica Intangible Rights or Company Intangible Rights, as applicable, or enter into any agreements to transfer or license to any Person future patent rights, other than in the ordinary course of business consistent with past practices (and in the case of the Companies, consistent with the Project Budget and the Project Documents), or (B) enter into any agreement or commitment the effect of which would be to grant to any Person following the Merger any actual or potential right of license to any intellectual property owned at the Effective Time by Catalytica (or any of it Subsidiaries) or the Companies, as the case may be; or

(ix) amend its charter or bylaws or operating agreement, as applicable, except as contemplated hereby; or

(x) enter into any new line of business; or

(xi) into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance; or

(xii) except as required by GAAP or the SEC, materially revalue its assets or make any material change in its methods or principles of accounting; or

(xiii) except as required by applicable law, make or change any Tax election or adopt or change any accounting method in respect of Taxes that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Catalytica or the Companies, as the case may be, settle or compromise any material Tax liability or consent to any extension or waiver of any limitation period with respect to Taxes; or

(xiv) (A) pay, discharge, settle or satisfy any claims or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction for money, of claims or litigation (x) in the ordinary course of business consistent with past practice (and in the case of the Companies, consistent with the Project Budget and the Project Documents) or in amounts not in excess of $25,000 individually or $100,000 in the aggregate, or (y) to the extent subject to reserves on the Catalytica Financial Statements or Company Financial Statements, as the case may be, existing as of the date hereof in accordance with GAAP, or (B) waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which Catalytica (or any of its Subsidiaries) or the Companies, as the case may be, is a party or of which any of them is a beneficiary; or

(xv) enter into or renew any Contract containing, or otherwise subjecting Catalytica, the Companies or Holdings, as the case may be, to any non-competition, exclusivity or other material restrictions on the operation of their respective businesses; or

(xvi) make any capital expenditure beyond those contained in the Catalytica capital expenditure budget or the Companies’ capital expenditure budget, as the case may be, which budgets are set forth in Section 6.5(xvi) of the Catalytica Disclosure Schedule and Section 6.5(xvi) of the Companies and Worsley Disclosure Schedule, respectively, or outside the ordinary course of business consistent with past practice (and in the case of the Companies, consistent with the Project Budget and the Project Documents); or

(xvii) enter into any Contract reasonably likely to require (A) Catalytica or any of its Subsidiaries to pay any Person in excess of an aggregate of $50,000 (other than, with respect to SCR-Tech, LLC, Contracts concerning cleaning and regeneration of selective catalytic reduction catalysts with utility or independent power producers) or (B) the Companies to pay any Person in excess of an aggregate of $25,000; or

(xviii) agree in writing or otherwise to take any of the actions described in clauses (i) through (xvii) above.

6.6 Notice Regarding Changes. The Companies and Worsley shall promptly inform Catalytica in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by the Companies and Worsley inaccurate, or the breach of any covenant contained herein, in each case such that the condition set forth in Section 7.3(b) would not be satisfied. Catalytica shall promptly inform the Companies and Worsley in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate, or the breach of any covenant contained herein, in each case such that the condition set forth in Section 7.2(b) would not be satisfied.

6.7 Ensure Conditions Met. Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements in order to consummate the transactions contemplated hereby, including (i) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other Person which are required for or in connection with the consummation of the transactions contemplated hereby and by the Collateral Agreements, including with respect to the Hart-Scott-Rodino Antitrust Improvements Act, if applicable, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to each Party’s obligations hereunder as set forth in Article VII, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such Party on or prior to the Closing.

6.8 Termination of Insurance Policies; Key Man Insurance.

(a) The Companies shall, and Worsley shall cause the Companies to, take all actions necessary or appropriate to cause any and all insurance coverage currently carried by or for the benefit of the Companies to remain in full force and effect; provided, however, that the Companies and Worsley shall cooperate with Catalytica to cause termination as of the Closing Date of the insurance coverage identified in writing for this purpose by Catalytica to the Companies and the Companies shall, and Worsley shall cause the Companies to, take all actions necessary to discharge any and all liabilities or obligations of the Companies arising with respect to any such coverage that is to be terminated hereunder.

(b) The Parties shall use commercially reasonable efforts to obtain a key man insurance policy on R. Worsley in the coverage amount of Five Million Dollars ($5,000,000) on commercially reasonable terms, naming Holdings as the insured in such policy.

6.9 Employee Benefit Matters. The Companies shall, and Worsley shall cause the Companies to, take all actions necessary or appropriate to cause each Plan or Benefit Program or Agreement in effect on the date of this Agreement to remain in full force and effect; provided, however, that to the extent requested in writing by Catalytica, the Companies shall, and Worsley shall cause the Companies to, effective as of the Closing Date, terminate and cease to sponsor, maintain or contribute to any Plan or Benefit Program or Agreement specified by Catalytica in such written request.

6.10 Public Announcement. The Parties agree to consult with each other before issuing any press release or making any public statement with respect to the Contribution, the Merger, this Agreement or the other transactions contemplated hereby and will not issue any such press release or make any such public statement without the prior consent of the other Parties, except as may be required by applicable Legal Requirements or any listing agreement with NASDAQ or any other applicable national or regional securities exchange or market. The parties have agreed on the form of the mutual press release to announce the transactions contemplated hereby.

6.11 Preparation of the Registration Statement. As soon as reasonably practicable following the date of this Agreement, (a) Catalytica, Holdings, Worsley and the Companies shall prepare and file with the SEC (as part of the Registration Statement) the Proxy Statement/Prospectus relating to the stockholder Meeting of Catalytica and the issuance of Holdings Common Stock in the Merger and the Contribution, and (b) Holdings will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus in connection with the registration under the Securities Act of the shares of Holdings Common Stock to be issued in connection with the Merger and the Contribution. Each of Catalytica, Holdings, Worsley and the Companies shall provide promptly to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the Registration Statement pursuant to this Section 6.11, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Proxy Statement/Prospectus and the Registration Statement. Each of Catalytica, Holdings, Worsley and the Companies will respond to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger, the Contribution and the other transactions contemplated hereby. Each of Catalytica, Holdings, Worsley and the Companies will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Proxy Statement/Prospectus. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, Catalytica, Holdings, Worsley or the Companies, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of Catalytica or to Worsley, such amendment or supplement. Each of Holdings, Catalytica, Worsley and the Companies shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Prospect/Proxy Statement prior to filing such with the SEC. Catalytica and Holdings will cause the Proxy

Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Holdings shall also use all reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the issuance of Holdings Common Stock in the Merger and the Contribution, and Worsley the Companies shall furnish any information concerning Worsley and the Companies as may be reasonably requested in connection with any such action.

6.12 Stockholders Meeting.

(a) Catalytica shall cause a meeting of its stockholders (the “Catalytica Stockholders Meeting”) to be duly called and held as soon as reasonably practicable following the execution and delivery of this Agreement and the Registration Statement having been declared effective by the SEC. Subject to Section 6.13 and to its fiduciary duties, the Board of Directors of Catalytica will (i) recommend approval of the Catalytica Stockholder Approval (the “Board Recommendation”) and (ii) use commercially reasonable efforts to obtain the Catalytica Stockholder Approval.

(b) Notwithstanding anything contained in Section 6.12(a) hereof to the contrary, the Board of Directors of Catalytica may, if it determines in good faith, after consultation with outside legal counsel, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the stockholders of Catalytica, (i) withdraw, modify or change its recommendation or approval in respect of this Agreement or the transactions contemplated hereby in a manner adverse to Worsley or the Companies (a “Recommendation Withdrawal”), or (ii) approve, endorse or recommend any Catalytica Takeover Proposal other than the transactions contemplated hereby, including the Merger and Contribution (an “Acquisition Recommendation Withdrawal” and collectively with a Recommendation Withdrawal, a “Withdrawal”); provided, however, that the foregoing action may only be taken in response to or in relation to a Catalytica Takeover Proposal (other than this Agreement) not solicited in violation of, and made in accordance with the terms of, Section 6.13.

(c) Notwithstanding anything contained in Section 6.12(a) or Section 6.12(b) hereof to the contrary, the Board of Directors of Catalytica may, if it determines in good faith, after consultation with outside legal counsel, that it is required to do so in the exercise of its fiduciary duties to the stockholders of Catalytica, effect a Recommendation Withdrawal; provided, however, that the foregoing action may only be taken as a result of the occurrence of a material unforeseen change.

6.13 Catalytica Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EST) on the date that is thirty (30) days from date of this Agreement (the “No-Shop Period Start Date”), Catalytica and its Representatives may directly or indirectly: (i) initiate, solicit or encourage the submission of Catalytica Takeover Proposals (as hereinafter defined) from one or more Persons, including by way of providing access to non-public information pursuant to the prior execution of a customary confidentiality agreement with any such Person that is not less restrictive of the other party than the confidentiality obligations of Worsley and the Companies under Section 11.5 hereof; provided, that Catalytica shall promptly provide to Worsley and the Companies any non-public information concerning Catalytica or any of its Subsidiaries that is provided to any such Person or its Representatives which was not previously provided to Worsley and the Companies; and (ii) participate in discussions or negotiations regarding, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a Catalytica Takeover Proposal.

(b) Subject to Section 6.13(c) and Section 6.13(d), from the No-Shop Period Start Date until the earlier of the Effective Time or the date this Agreement is terminated pursuant to Article VIII, none of Catalytica, Catalytica’s Subsidiaries nor any of their respective Representatives will (i) initiate, solicit or knowingly encourage (it being understood that providing non-public information in the ordinary course of business will not, in and of itself, constitute encouragement hereunder) the submission of any inquiries, proposals or offers or knowingly make any other efforts or attempts that constitute, or would reasonably be expected to lead to, any Catalytica Takeover Proposal, or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend, a Catalytica Takeover Proposal, (iii) enter into any merger agreement, letter of intent or other agreement providing for or relating to a Catalytica Takeover Proposal, (iv) enter into any agreement requiring Catalytica to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, or (v) propose or agree to do any of the foregoing (provided that this clause (v) will not affect Catalytica’s right to negotiate with a Person in respect of a Catalytica Takeover Proposal or Catalytica Superior Proposal in compliance with this Section 6.13(b) or Section 6.13(c)). Subject to Section 6.13(c), on the No-Shop Period Start Date, Catalytica shall immediately cease and cause to be terminated any activities that would otherwise be a violation of this Section 6.13(b) conducted theretofore by Catalytica or its Representatives with respect to any Catalytica Takeover Proposal; provided, however, that notwithstanding the foregoing, Catalytica may continue discussions or negotiations with any Person that has made a Catalytica Takeover Proposal on or prior to the No-Shop Period Start Date or with whom Catalytica is having ongoing discussions or negotiations as of the No-Shop Period Start Date regarding a possible Catalytica Takeover Proposal if in each case Catalytica’s Board of Directors determines in good faith that as a result of continuing such discussions and negotiations such Person could be reasonably expected to make a Catalytica Takeover Proposal that would be a Catalytica Superior Proposal. With respect to parties with whom discussions or negotiations have been terminated on or prior to the No-Shop Period Start Date, Catalytica shall use its commercially reasonable efforts to require such parties to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any confidential information previously furnished by Catalytica.

(c) Without limiting the provisions of Section 6.13(a), and notwithstanding anything to the contrary contained in Section 6.13(b), if at any time following the date of this Agreement and prior to obtaining the Catalytica Stockholder Approval, (i) Catalytica receives a bona fide written Catalytica Takeover Proposal not solicited in violation of Section 6.13(b), and (ii) the Board of Directors determines in good faith, after consultation with its independent financial advisor (it being understood that the independence of any financial advisor for any purpose hereunder will be determined in the good faith judgment of the Board of Directors), if any, and outside counsel, that such Catalytica Takeover Proposal is or is reasonably likely to lead to a Catalytica Superior Proposal, then Catalytica may (x) furnish information with respect to Catalytica and its Subsidiaries to the Person making such Catalytica Takeover Proposal (subject to the execution of customary confidentiality agreement with any that is not less restrictive of the other party than the confidentiality obligations of Worsley and the Companies under Section 11.5 hereof), and (y) participate in discussions or negotiations with the Person making such Catalytica Takeover Proposal regarding such Catalytica Takeover Proposal; provided, Catalytica will promptly provide to Worsley and the Companies any non-public information that is provided to a third party concerning Catalytica or its Subsidiaries not previously provided to Worsley and the Companies. Catalytica shall promptly (and in any event within two (2) business days) notify Worsley and the Companies in the event it receives a Catalytica Takeover Proposal, including the material terms and conditions thereof, and shall keep Worsley and the Companies reasonably apprised as to the status and any material developments, discussions and negotiations concerning the same. Without limiting the foregoing, Catalytica will promptly (within two (2) business days) notify Worsley and the Companies orally and in writing if it determines to begin providing information or to engage in negotiations concerning a Catalytica Takeover Proposal.

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Catalytica Stockholder Approval, if Catalytica receives a bona fide written Catalytica Takeover Proposal (other than an SCR-Tech Acquisition Proposal (as hereinafter defined)) in compliance with Sections 6.13(b) and 6.13(c) which the Board of Directors determines in good faith (after consultation with its independent financial advisor, if any, and outside counsel) is a Catalytica Superior Proposal (after giving effect to all of the adjustments which may be definitively offered by Worsley and the Companies pursuant to clause (ii) below) and determines in good faith (after consultation with its outside counsel) that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties to its stockholders under applicable Legal Requirements, the Board of Directors may (x) effect a Withdrawal, and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Catalytica Superior Proposal; provided, however, that the Board of Directors may not effect a Withdrawal pursuant to clause (x) or terminate the Agreement pursuant to clause (y), in each case unless:

(i) Catalytica shall have provided prior written notice to Worsley and the Companies at least three (3) business days in advance, of its intention to effect a Withdrawal or terminate this Agreement in response to such Catalytica Superior Proposal, which notice shall specify the terms and conditions of any such Catalytica Superior Proposal (including the identity of the party making such Catalytica Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Catalytica Superior Proposal; and

(ii) prior to effecting such Withdrawal or terminating this Agreement, Catalytica shall, and shall cause its financial advisors and outside counsel to, during such notice period, negotiate with Worsley and the Companies in good faith (to the extent Worsley and the Companies desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Catalytica Takeover Proposal would cease to constitute (in the judgment of the Board of Directors of Catalytica) a Catalytica Superior Proposal.

Notwithstanding anything to the contrary herein, Catalytica shall not be entitled to enter into any agreement (other than a customary confidentiality agreement) with respect to a Catalytica Superior Proposal unless this Agreement has been or is concurrently terminated by its terms pursuant to Section 8.1(g) and Catalytica has concurrently paid to Worsley and the Companies the termination fee payable pursuant to Section 8.3(b).

(e) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Catalytica Stockholder Approval, if Catalytica receives a bona fide written SCR-Tech Acquisition Proposal not solicited in violation of Sections 6.13(b) and 6.13(c) which the Board of Directors determines in good faith (after consultation with its independent financial advisor, if any, and outside counsel) is an SCR-Tech Superior Proposal, Catalytica may enter into a definitive agreement with respect to such SCR-Tech Superior Proposal, and may sell the interests or assets of SCR-Tech (as hereinafter defined) in accordance with such definitive agreement, either before or after Closing. To the extent that the net proceeds of such sale, after deducting all legal, accounting and investment banking fees and other direct costs incurred by Catalytica in connection therewith, exceed the amount set forth on Schedule 6.13(e), then in such event, at the election of Catalytica, (i) such excess net proceeds shall be paid as a special dividend to the holders of Catalytica Common Stock as of immediately prior to the Effective Time, (ii) such excess net proceeds shall be paid in cash to the holders of Catalytica Common Stock immediately prior to the Effective Time in connection with the Merger, or (iii) the number of Contribution Shares shall be reduced such that the percentage of Contribution Shares relative to all shares of Holdings Common Stock to be outstanding immediately following the Closing is reduced at the rate of 0.8% per million of excess net proceeds (with any amounts less than one million to be reduced on a pro rata basis). In the event of a transaction that occurs after the Closing for which an adjustment is to be made pursuant to Section 6.13(e)(iii), Worsley shall deliver to Catalytica such number of shares as is determined in accordance with such Section 6.13(e)(iii). For purposes of this Section 6.13(e), any net proceeds resulting from a sale of the interests or assets of SCR-Tech shall be reduced in an amount, if any, by which the SCR-Tech Net Working Capital exceeds $0. For purposes of this Agreement, “SCR-Tech Net Working Capital” shall mean the excess, if any, of the current assets of SCR-Tech over the current liabilities of SCR-Tech, as determined in accordance with GAAP.

(f) Catalytica agrees that (i) any violations of the restrictions set forth in Section 6.13(b) by any director or officer (as defined in 16a-1(f) of the Exchange Act) of Catalytica or any of its Subsidiaries, shall be deemed to be a breach of Section 6.13(b) by Catalytica, and (ii) it shall not authorize or direct any of its other Representatives to take any action prohibited by Section 6.13(b).

(g) Nothing contained in this Section 6.13 shall prohibit Catalytica from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any required disclosure to Catalytica’s stockholders if, in the good faith judgment of the Board of Directors, after consultation with and receipt of advice from its outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Legal Requirements; provided, however, any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Withdrawal unless the Board of Directors of Catalytica expressly publicly reaffirms the Board Recommendation on or prior to the date by which Catalytica must advise its stockholders of the position it is taking under Rule 14d-9(f) of the Exchange Act.

(h) For purposes of this Agreement, the following terms have the meanings assigned below:

(i) “Catalytica Takeover Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Worsley and the Companies or their Affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of Catalytica and its Subsidiaries, taken as a whole, or 15% or more of any class or series of securities of Catalytica (or any Subsidiary or Subsidiaries of Catalytica whose business constitutes 15% or more of the net revenues, net income or assets of Catalytica and its Subsidiaries, taken as a whole), any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of any class or series of capital stock of Catalytica, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Catalytica (or any Subsidiary or Subsidiaries of Catalytica whose business constitutes 15% or more of the net revenues, net income or assets of Catalytica and its Subsidiaries, taken as a whole).

(ii) “Catalytica Superior Proposal” means a bona fide Catalytica Takeover Proposal (except that references to 15% will be deemed to be references to “more than 50%”) made in writing that is on terms that the Board of Directors of Catalytica determines in good faith (after receiving advice from its independent financial advisor, if any), taking into account, among other things, all legal, financial (including tax consequences and the effect of any termination fee payable), timing, likelihood of completion (taking into account all approvals and consents required from Governmental Authorities, third parties and stockholders), any financing conditions or contingencies, and other aspects of the Catalytica Takeover Proposal and the third party making the Catalytica Takeover Proposal, is more favorable to Catalytica’s stockholders than the transactions contemplated by this Agreement, as amended from time to time.

(iii) “SCR-Tech Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Worsley and the Companies or their Affiliates relating to any direct or indirect acquisition of all or substantially all of the interests or assets of SCR-Tech. “SCR-Tech” means SCR-Tech, LLC, a North Carolina limited liability company and indirect wholly owned subsidiary of Catalytica, together with CESI-Tech Technologies, Inc. or its assets applicable to SCR-Tech, LLC, and CESI-SCR, Inc., the parent entity of SCR-Tech, LLC.

(iv) “SCR-Tech Superior Proposal” means a bona fide SCR-Tech Acquisition Proposal made in writing with net proceeds that exceed the value set forth on Schedule 6.13(e). If the consideration in such SCR-Tech Acquisition Proposal is a publicly-traded security, the value of the consideration shall be based on the average closing price of such security for the ten trading days prior to the execution of the agreement for such SCR-Tech Acquisition Proposal. If the consideration consists of securities that are not publicly traded or other assets, such amount shall be determined in good faith by the Board of Directors of Catalytica.

(i)

(i) Notwithstanding anything to the contrary in this Agreement, any shares of Catalytica Common Stock held by a holder who has properly demanded and not effectively withdrawn or lost such holder’s appraisal or dissenters’ rights for such shares under the Corporation Law, to the extent such rights apply (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the special dividend or cash payment for such shares pursuant to Section 6.13(e)(i) and Section 6.13(e)(ii), respectively, but the holder thereof shall only be entitled to such rights as are provided by the Corporation Law, if and to the extent applicable.

(ii) Notwithstanding the provisions of Section 6.13(i)(i) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights with respect to such shares under the Corporation Law, if applicable, then, as of the later of (i) immediately prior to the Effective Time and (ii) the occurrence of such event, such shares shall automatically be converted into and represent only the right to receive (in addition to the consideration payable pursuant to Article II hereof) the special dividend or cash payment pursuant to Section 6.13(e)(i) and Section 6.13(e)(ii), respectively, as the case may be, for such shares, subject to the provisions of this Agreement, upon surrender of the Certificate(s) formerly representing such shares.

(iii) Catalytica shall deliver such notices and take such other actions as are required prior to the Closing to comply with the provisions of Section 262 of the Corporation Law, if applicable, with respect to appraisal rights.

6.14 Companies Solicitation.

(a) Until the earlier of the Effective Time or the date this Agreement is terminated pursuant to Article VIII, none of Worsley, the Companies, the Companies’ Subsidiaries nor any of their respective Representatives will (i) initiate, solicit or knowingly encourage (it being understood that providing non-public information in the ordinary course of business will not, in and of itself, constitute encouragement hereunder) the submission of any inquiries, proposals or offers or knowingly make any other efforts or attempts that constitute, or would reasonably be expected to lead to, any Companies Takeover Proposal, or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend, a Companies Takeover Proposal, (iii) enter into any merger agreement, letter of intent or other agreement providing for or relating to a Companies Takeover Proposal, (iv) enter into any agreement requiring Worsley or the Companies to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, or (v) propose or agree to do any of the foregoing. Worsley and the Companies shall immediately cease and cause to be terminated any activities that would otherwise be a violation of this Section 6.14(a) conducted theretofore by Worsley, the Companies or their respective Representatives with respect to any Companies Takeover Proposal. With respect to parties with whom discussions or negotiations have been terminated on or prior to the date hereof, Worsley and the Companies shall use their commercially reasonable efforts to require such parties to promptly return or destroy in accordance with the terms of the applicable confidentiality agreement any confidential information previously furnished by Worsley and the Companies.

(b) Worsley and the Companies agree that any violations of the restrictions set forth in Section 6.14(a) by any Representative of Worsley and the Companies or any of their respective Subsidiaries, shall be deemed to be a breach of Section 6.14(a) by Worsley and the Companies.

6.15 Consents. Catalytica, Worsley and the Companies shall use their commercially reasonable efforts to obtain all material consents of third parties (which, in any event, shall include the required consents identified on Section 4.4 of the Companies and Worsley Disclosure Schedule and Section 5.4 of the Catalytica Disclosure Schedule) and Governmental Authorities, and to make all governmental filings, necessary to the consummation of the transactions contemplated by this Agreement.

6.16 NASDAQ Listing; Exchange Act Registration. As soon as practicable after the date hereof, Catalytica shall prepare and submit such notices or filings as may be required by NASDAQ to effect the listing of the shares of Holdings Common Stock on the NASDAQ Global Market (or, if the NASDAQ Global Market is not available or Holdings cannot through the exercise of commercially reasonable efforts meet the listing requirements therefor, then the NASDAQ Capital Market) in substitution of the shares of Catalytica Common Stock as of the Effective Time, and shall use commercially reasonable efforts to cause such shares of Holdings Common Stock to be approved for listing on the NASDAQ Global Market or the NASDAQ Capital Market, as applicable, subject to official notice of issuance.

6.17 Catalytica and Company Affiliates; Restrictive Legend.

(a) Catalytica will provide the Companies with such information and documents as the Companies reasonably request for purposes of reviewing the list of Catalytica Affiliates included in the Catalytica Disclosure Schedule. Catalytica will use commercially reasonable efforts to deliver or cause to be delivered to the Companies, as promptly as practicable on or following the date hereof, from each Catalytica Affiliate who receives Holdings Common Stock in connection with the Merger an executed affiliate agreement pursuant to which such affiliate shall agree to be bound by the provisions of Rule 145 promulgated under the Securities Act, in the form provided by Catalytica.

(b) The Companies will provide Catalytica with such information and documents as Catalytica reasonably requests for purposes of reviewing the list of Company Affiliates included in the Companies and Worsley Disclosure Schedule. The Companies will use commercially reasonable efforts to deliver or cause to be delivered to Catalytica, as promptly as practicable on or following the date hereof, from each Company Affiliate an executed affiliate agreement pursuant to which such affiliate shall agree to be bound by the provisions of Rule 145 promulgated under the Securities Act, in the form provided by Catalytica.

(c) Holdings will give stop transfer instructions to its transfer agent with respect to any Holdings Common Stock received pursuant to the Merger by any Catalytica Affiliate and Company Affiliate and there will be placed on the certificates representing such Holdings Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 promulgated under the Securities Act applies and may only be transferred (i) in conformity with Rule 145 or (ii) in accordance with a written opinion of counsel, reasonably acceptable to Catalytica or the Companies, as the case may be, in form and substance, that such transfer is exempt from registration under the Securities Act, which legend shall be substantially in the form set forth in Section 4.30(j)(i).

6.18 Worsley Guarantees. The Parties shall use commercially reasonable efforts prior to the Closing to eliminate (i) the personal guarantee of R. Worsley and C. Worsley executed in favor of Salt River Project Agricultural Improvement and Power District (“SRP”), dated as of August 21, 2006 (the “SRP Guarantee”); and (ii) the Sponsor Guaranty, by and among R. Worsley, C. Worsley and CoBank, ACB, dated as of September 1, 2006 (the “CoBank Guarantee”). All of the foregoing are hereinafter collectively referred to as the “Worsley Guarantees.” Nothing in this Section 6.18 shall require Catalytica, its Affiliates or any of their respective Subsidiaries to assume any of the Worsley Guarantees or otherwise guarantee any of the amounts subject thereto, or to make any financial accommodation whatsoever in respect thereof, except as expressly provided herein.

6.19 Modification of Project Documents. Worsley and the Companies shall use commercially reasonable efforts prior to Closing to eliminate any provisions in the Project Documents which provide (expressly or otherwise) that Worsley’s failure to maintain (directly or indirectly) at least 50.1% of the economic interests in and voting power of the Companies would violate, conflict with, result in a breach of or constitute a default or “event of default” under, any of such Project Documents.

6.20 Actions Relating to Holdings and Merger Sub. Catalytica shall take such actions as are necessary prior to the Closing:

(a) so that effective as of the Closing, the certificate of incorporation of Holdings shall be amended and restated to read as set forth on Exhibit E hereto, until thereafter changed or amended as provided therein or by applicable law, and which shall provide, among other things, for the appointment of a Special Committee (as defined in Section 9.10).

(b) so that effective as of the Closing, the bylaws of Holdings shall be amended and restated to read as set forth on Exhibit F hereto, until thereafter changed or amended as provided therein or by applicable law;

(c) to cause Holdings and Merger Sub not to engage in any business activities except as contemplated by this Agreement, and cause Holdings and Merger Sub to obtain all necessary corporate authorizations to consummate the transactions contemplated by this Agreement;

(d) to constitute, effective as of the Closing, the Board of Directors of Holdings such that;

(i) the number of directors shall be fixed at seven (7) and the board shall be divided into three (3) classes;

(ii) Class I directors shall have a term expiring one (1) year after Closing consisting of two directors who shall initially be Richard A. Abdoo and Susan F. Tierney;

(iii) Class II directors shall have a term expiring two (2) years after Closing consisting of R. Worsley and another director designated by R. Worsley, who shall be designated no later than thirty (30) days following the date hereof, and who shall be reasonably acceptable to Catalytica; and

(iv) Class III directors shall have a term expiring three (3) years after Closing consisting of three directors who shall initially be William B. Ellis, Howard I. Hoffen and Ricardo B. Levy.

6.21 Section 16 Matters. Prior to the Effective Time, the Parties shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements) to cause any dispositions of Catalytica Common Stock (including derivative securities with respect to Catalytica Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Catalytica, and the acquisition of Holdings Common Stock (including derivative securities with respect to Holdings Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Holdings, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.22 Filings by Holdings and Catalytica with the SEC and NASDAQ Prior to Closing. Holdings and Catalytica shall timely file (i) with the SEC all reports and other filings required pursuant to be filed under the Exchange Act, including any filings required in connection as a result of the consummation of the transactions contemplated hereby, and (ii) with NASDAQ any notices or other filings required to be filed under the rules and regulations of NASDAQ such that Holdings Common Stock will continue to be listed on the NASDAQ Global Market (or, if the NASDAQ Global Market is not available or Holdings cannot through the exercise of commercially reasonable efforts meet the listing requirements therefor, then the NASDAQ Capital Market), including any notices or filings required as a result of the consummation of the transactions contemplated hereby.

6.23 CoBank Certificate. Worsley and the Companies shall use their commercially reasonable efforts to obtain a certificate of CoBank, ACB in the form of Exhibit H attached hereto (the “CoBank Certificate”), duly executed by CoBank as administrative agent under the Credit Facility.

6.24 Overrun Guarantee. R. Worsley and C. Worsley shall execute prior to the Closing a guarantee in the form attached hereto as Exhibit I (the “Overrun Guarantee”), enforceable against R. Worsley and C. Worsley by the Special Committee (as defined in Section 9.10), and which shall provide, among other things, that R. Worsley and C. Worsley jointly and severally guarantee any amounts by which the Project Costs exceed the sum of: (x) the Project Cap and (y) $2,000,000.

6.25 Amendment of Rights Agreement. The Board of Directors of Catalytica shall take such action as is necessary to amend the Rights Agreement to provide that the Final Expiration Date (as defined therein) shall occur immediately prior to the Effective Time and that the Rights Agreement shall terminate as of such time.

6.26 SEC-Ready Financial Statements. The Companies shall deliver to Catalytica as soon as practicable, but in no event later than sixty (60) days after the date hereof, the combined balance sheets of the Companies, as of December 31, 2006, December 31, 2005 and December 31, 2004, and the related combined statements of income and retained earnings, comprehensive income and cash flows for the Companies for the twelve (12)- month periods then ended, which financial statements (i) have been prepared in accordance with GAAP applied on a consistent basis and Regulation S-X under the Exchange Act, (ii) have been audited by the Companies’ independent auditors and reviewed by the appropriate SEC review desk of the Companies’ independent auditors, and (iii) shall not be qualified because of a limitation on the scope of the audit and do not contain qualifications relating to the acceptability of accounting principles used or the completeness of disclosures made or with respect to “going concern” (the “SEC-Ready Financial Statements”).

ARTICLE VII. — CONDITIONS TO COMPANIES’,
WORSLEY’S AND CATALYTICA’S OBLIGATIONS

7.1 Conditions to Obligations to Each of the Parties Under this Agreement. The obligations of the Parties to carry out the transactions contemplated by this Agreement are subject to at or prior to the Effective Time the satisfaction of the following conditions, any or all of which may be waived, in whole or in part, by the Parties to the extent permitted by applicable law:

(a) The Catalytica Stockholder Approval has been obtained.

(b) No statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

(c) The SEC shall have declared the Registration Statement effective and no stop order suspending the effectiveness of the Registration Statement or any part therefore shall have been issued and no proceeding for that purposes, and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the SEC.

(d) The shares of Holdings Common Stock issuable pursuant to the Merger or the Contribution shall have been approved for listing on the NASDAQ Global Market (or, if the NASDAQ Global Market is not available or Holdings cannot through the exercise of commercially reasonable efforts meet the listing requirements therefor, then the NASDAQ Capital Market), subject to official notice of issuance.

(e) Other than filing of the Certificate of Merger, all consents, approvals and authorizations of any Governmental Authority shall have been obtained.

(f) Catalytica, on the one hand, and the Companies and Worsley, on the other, shall have each received an opinion of their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation and Squire, Sanders & Dempsey L.L.P. (“Company Counsel”), respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger and the Contribution and the transactions contemplated in connection therewith, when taken together, should qualify as an exchange pursuant to Section 351(b) Code, and such opinions shall not have been withdrawn. The issuance of such opinions shall be conditioned upon each tax counsel delivering its opinion and the receipt by Company Counsel of customary representation letters from each of Holdings, Catalytica and Merger Sub (on the one hand) and each of the Companies and Worsley (on the other hand), in each case, in form and substance reasonably satisfactory to such tax counsel and each such representation letter shall be dated on the date of such opinion and shall not have been withdrawn or modified in any material respect.

(g) Each of the actions set forth in Section 6.20 shall have been effected.

7.2 Additional Conditions to Obligations of Companies and Worsley. The obligations of the Companies and Worsley to carry out the transactions contemplated by this Agreement are subject, at the option of the Companies and Worsley, to the satisfaction or waiver of the following conditions:

(a) Catalytica shall have furnished the Companies and Worsley with a certified copy of all necessary corporate action on Catalytica’s behalf approving its execution, delivery and performance of this Agreement.

(b) The representations and warranties of Catalytica contained in this Agreement which are qualified by a “Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Catalytica contained in this Agreement which are not qualified by a “Material Adverse Effect” qualification (it being understood and agreed that all other materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in each case or in the aggregate, a Material Adverse Effect on Catalytica and its Subsidiaries taken as a whole; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period (it being understood that no update of or modification to the Catalytica Disclosure Schedule shall be made after the execution of this Agreement). Catalytica shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Catalytica at or prior to the Closing.

(c) Since the date hereof and up to and including the Closing, there shall not have been any Material Adverse Effect on Catalytica and its Subsidiaries taken as a whole.

(d) The Companies and Worsley shall have received written evidence, in form and substance reasonably satisfactory to the Companies and Worsley, of the consents identified in Section 7.2(d) of the Catalytica Disclosure Schedule.

(e) Demand for appraisal rights under the Corporation Law shall not have been made (and not effectively withdrawn or lost, through failure to perfect or otherwise) by any stockholder(s) of Catalytica holding, individually or in the aggregate, ten percent (10%) or more of the Catalytica Common Stock outstanding.

7.3 Conditions to Obligations of Catalytica. The obligations of Catalytica to carry out the transactions contemplated by this Agreement are subject, at the option of Catalytica, to the satisfaction, or waiver by Catalytica, of the following conditions:

(a) The Companies shall have furnished Catalytica with a certified copy of all necessary corporate action on their behalf approving the Companies’ execution, delivery and performance of this Agreement.

(b) The representations and warranties of Worsley and the Companies contained in this Agreement which are qualified by a “Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Worsley and the Companies contained in this Agreement which are not qualified by a “Material Adverse Effect” qualification (it being understood and agreed that all other materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded) shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in each case or in the aggregate, a Material Adverse Effect on the Companies; provided, however, that, with respect to clauses (i) and (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period (it being understood that no update of or modification to the Companies and Worsley Disclosure Schedule shall be made after the execution of this Agreement). The Companies and Worsley shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by them at or prior to the Closing.

(c) Since the date hereof and up to and including the Closing, there shall not have been any Material Adverse Effect on the Companies.

(d) Catalytica shall have received written evidence, in form and substance reasonably satisfactory to Catalytica, of the consents identified in Section 7.3(d) of the Companies and Worsley Disclosure Schedule.

(e) There shall have been obtained a key man insurance policy on R. Worsley in the coverage amount of Five Million Dollars ($5,000,000) on commercially reasonable terms, naming Holdings as the insured in such policy.

(f) Catalytica shall have received the CoBank Certificate, duly executed by Co-Bank, as administrative agent under the Credit Agreement.

(g) R. Worsley and C. Worsley shall have duly executed and delivered to Catalytica the Overrun Guarantee, in the form attached hereto as Exhibit I.

(h) Counsel for the Companies shall have delivered to Catalytica an opinion substantially in the form attached hereto as Exhibit J.

(i) The Companies shall have delivered to Catalytica the SEC-Ready Financial Statements, prepared in accordance with Section 6.26, five (5) business days prior to the Closing Date, and the SEC-Ready Financial Statements so delivered shall not materially and adversely differ from the Company Financial Statements.

(j) The Companies shall have delivered to Catalytica the Closing Date Spreadsheet, prepared in accordance with Section 1.2(b), no later than five (5) business days prior to the Closing Date.

ARTICLE VIII. — TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the Parties at any time;

(b) by either Catalytica or Worsley and the Companies if the Closing shall not have occurred by September 30, 2007 for any reason; provided, however, that the right to terminate this Agreement under this Section shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Catalytica or Worsley and the Companies if there shall be any law or regulation that makes consummation of the Transaction illegal or otherwise prohibited or if a Governmental Authority shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable;

(d) by Catalytica, upon a breach of any representation, warranty, covenant or agreement on the part of Worsley or the Companies set forth in this Agreement, or if any representation or warranty of Worsley or the Companies shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Worsley’s or the Companies’ representations and warranties or breach by Worsley or the Companies is curable by Worsley or the Companies prior to the Closing Date, then Catalytica may not terminate this Agreement under this Section until thirty (30) days after delivery of written notice from Catalytica to Worsley and the Companies of such breach, provided Worsley and the Companies continue to exercise commercially reasonable efforts to cure such breach (it being understood that the Catalytica may not terminate this Agreement pursuant to this Section if it shall have materially breached this Agreement or if such breach by Worsley or the Companies is cured during such thirty (30) day period);

(e) by Worsley and the Companies, upon a breach of any representation, warranty, covenant or agreement on the part of Catalytica set forth in this Agreement, or if any representation or warranty of Catalytica shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Catalytica’s representations and warranties or breach by Catalytica is curable by Catalytica prior to the Closing Date, then Worsley and the Companies may not terminate this Agreement under this Section until thirty (30) days after delivery of written notice from Worsley and the Companies to Catalytica of such breach, provided Catalytica continues to exercise commercially reasonable efforts to cure such breach (it being understood that Worsley and the Companies may not terminate this Agreement pursuant to this Section if Worsley or the Companies shall have materially breached this Agreement or if such breach by Catalytica is cured during such thirty (30) day period);

(f) by Worsley and the Companies, if Catalytica’s Board of Directors shall have effected a Withdrawal;

(g) subject to the terms of Section 6.13(d), by Catalytica prior to obtaining the Catalytica Stockholder Approval; or

(h) by either Catalytica or Worsley and the Companies if the Catalytica Stockholder Approval shall have been submitted to the stockholders of Catalytica for adoption at a duly convened Catalytica Stockholders Meeting (including any adjournment or postponement thereof) and the Catalytica Stockholder Approval shall not have been obtained.

(i) by Catalytica if the SEC-Ready Financial Statements shall not have been delivered to Catalytica by the date that is sixty (60) days from the date hereof, in accordance with Section 6.26.

8.2 Notice of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating Party to the other Parties hereto.

8.3 Effect of Termination.

(a) Subject to Section 8.3(b) below, if this Agreement is terminated pursuant to Section 8.1 hereof, this Agreement shall terminate with no liability on the part of any Party hereto, except that the agreements contained in Sections 6.10, 11.5 through 11.19, and Article XII hereof shall survive the termination hereof, and except that nothing herein shall relieve any Party from liability for any intentional or willful breach of this Agreement.

(b) In the event that this Agreement is terminated by Worsley and the Companies pursuant to Sections 8.1(f), or by Catalytica pursuant to Section 8.1(g), then:

(i) (A) if such termination occurs prior to the No-Shop Period Start Date, then within five (5) business days following the termination of this Agreement, Catalytica shall pay to the Companies in cash via wire transfer of immediately available federal funds to an account designated by the Companies an aggregate amount equal to one million dollars ($1,000,000), or (B) if such termination occurs on or after the No-Shop Period Start Date, then within five (5) business days following the termination of this Agreement, Catalytica shall pay to the Companies in cash via wire transfer of immediately available federal funds to an account designated by the Companies an aggregate amount equal to one million three hundred thousand dollars ($1,300,000); and

(ii) within five (5) business days of receiving a good faith estimate of the Companies’ actual out of pocket expenses incurred in connection with this Agreement, Catalytica shall pay to the Companies in cash via wire transfer of immediately available federal funds to an account designated by the Companies an amount equal to such out of pocket expenses, not to exceed five hundred thousand dollars ($500,000).

ARTICLE IX. — POST-CLOSING OBLIGATIONS

9.1 Further Assurances. Following the Closing, the Companies, Worsley, Catalytica and Holdings shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other Party to carry out the transactions contemplated by this Agreement.

9.2 Obligations of Worsley Regarding Holdings Board of Directors; Management of the Companies.

(a) Following the Closing, until the expiration of the initial term of the Class III directors, unless otherwise approved by the Special Committee (as defined in Section 9.10), Worsley agrees not to (and shall vote or have voted all shares of Holdings Common Stock beneficially owned by Worsley and any Worsley Affiliates in accordance with this Section 9.2): (i) remove any of the directors of Holdings appointed pursuant to Section 6.20(d) above during their initial term in office, other than for cause, (ii) reduce or increase the size of the board of Holdings until the expiration of the initial term of the Class III directors, (iii) call any special meeting of the Board of Directors of Holdings for the purpose of removing or electing directors, or (iv) take any other action that is inconsistent with the foregoing board structure set forth in Section 6.20(d). The first annual meeting of Holdings stockholders following the Closing Date shall be held on or before the first anniversary of the Closing Date, but not earlier than eleven (11) months after the Closing Date, (b) the second annual meeting of Holdings stockholders following the Closing Date shall be held on or before the second anniversary of the Closing Date, but not earlier than twenty-three (23) months after the Closing Date, and (c) the third annual meeting of Holdings stockholders following the Closing Date shall be held on or before the third anniversary of the Closing Date, but not earlier than thirty-five (35) months after the Closing Date.

(b) As soon as practicable after the Closing, Worsley and the Companies shall amend, or cause to be amended, the Companies’ Organizational Documents so that each of the Companies shall have two (2) managers, who initially shall be R. Worsley and Zack.

9.3 Representation on Board Committees.

(a) (a) Until the expiration of the initial term of the Class I directors of Holdings, committees of the Board (other than the Special Committee) shall consist of at least one (1) Class II director, and at least two directors that are Class I and Class III directors; provided, that the total numbers of Class I and Class III directors shall exceed the number of Class II directors by at least one.

(b) For the period commencing on the expiration of the initial term of the Class I directors of Holdings and ending on the expiration of the initial term of the Class III directors of Holdings, committees of the Board (other than the Special Committee) shall consist of at least one (1) Class II director, and at least two (2) directors that are Class III directors (or, if any Class I director(s) is reelected at the first annual meeting following the Closing, such Class I director(s)); provided, that the total numbers of Class III directors (and applicable reelected Class I directors) shall exceed the number of Class II directors by at least one.

9.4 Compliance with NASDAQ Corporate Governance Standards. The Parties intend that Holdings shall avail itself of the “controlled company” exemption set forth in NASD Marketplace Rule 4350(c)(5).

9.5 Worsley Guarantees. Following the Closing, Holdings shall use commercially reasonable efforts to eliminate any remaining Worsley Guarantees. Nothing in this Section 9.5 shall require Holdings, Catalytica, their respective Affiliates or Subsidiaries to assume any of the Worsley Guarantees or otherwise guarantee any of the amounts subject thereto, or to make any financial accommodation whatsoever in respect thereof, except as expressly provided herein.

9.6 Transfer Restrictions; Other Restrictions.

(a) Lockup Period. For a period commencing as of the Closing Date and ending on the date that is the one hundred and eightieth (180th) day following the Closing Date, neither Worsley nor any Worsley Affiliates shall (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Holdings Common Stock or any securities convertible into or exercisable or exchangeable, directly or indirectly, for Holdings Common Stock (including the Warrants and the Warrant Shares issued pursuant to this Agreement), or (i) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Holdings Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Holdings Common Stock or such other securities, in cash or otherwise.

(b) Compliance with Securities Laws. Notwithstanding any other provision hereof, Worsley shall not transfer any shares of Holdings Common Stock, the Warrants or the Warrant Shares issued pursuant to this Agreement), or any interest therein, in violation of applicable federal or state securities laws or regulations, including the Securities Act and the rules and regulations promulgated thereunder.

(c) Transactions in Violation of Project Documents. Notwithstanding any other provision hereof, following the Closing, Worsley shall not purchase or sell or otherwise transfer, or enter into any agreement to purchase or sell or otherwise transfer, any equity securities of Holdings or any interest therein (including with respect to the shares of Holdings Common Stock, the Warrants and the Warrant Shares issued pursuant to this Agreement) which would conflict with, result in a violation or breach of, or constitute a default or “event of default” under, any of such Project Documents.

(d) Standstill Agreement. Until the date that is the two (2) year anniversary date of the Closing Date, neither Worsley nor any Worsley Affiliates shall purchase or otherwise acquire any shares of Holdings Common Stock or any interest therein (including any instruments convertible into shares of Holdings Common Stock), other than the Contribution Shares, Warrant Shares, any shares or other securities issued pursuant to any employee incentive plans of Holdings and any other shares issued pursuant to the provisions hereof; provided that Worsley and/or Worsley’s Affiliates may commence a tender or exchange offer for not less than one hundred percent (100%) of the outstanding shares of Holdings Common Stock in compliance with federal and state securities laws and regulations to the extent that such tender or exchange offer is conditioned on and results in the acquisition by Worsley and/or Worsley’s Affiliates of not less than a majority of the outstanding shares of Holdings Common Stock, not including shares of Holdings Common Stock held by Worsley and Worsley’s Affiliates (or shares issuable upon exercise or conversion of convertible securities held by Worsley and Worsley’s Affiliates).

(e) Form S-8. Holdings shall file with the SEC, no later than 15 business days following the Closing Date, a registration statement on Form S-8 (or any successor form), if available for use by Holdings, relating to the shares of Holdings Common Stock issuable with respect to assumed Catalytica Stock Options eligible for registration on Form S-8 and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

9.7 Employee Matters. Following the Effective Time, (a) Holdings and Catalytica shall arrange for each Catalytica Plan and Catalytica Benefit Program or Agreement participant who continues or is hired as an employee of Catalytica, Holdings, or any Subsidiary or Affiliate of Catalytica or Holdings after the Closing Date (the “Catalytica Transferred Employees”) to be eligible for at least substantially the same benefits in the aggregate as those provided under Catalytica Plans and Catalytica Benefit Programs or Agreements immediately prior to the Closing; and (b) Holdings and the Companies shall arrange for each employee of the Companies who continues or is hired as an employee of the Companies or any Subsidiary or Affiliate of the Companies after the Closing Date (the “Companies Transferred Employees” and, together with the Catalytica Transferred Employees, the “Transferred Employees”) to be eligible for at least substantially the same benefits in the aggregate as those provided under Companies Plans and Company Benefit Programs or Agreements immediately prior to the Closing. Each Transferred Employee (including without limitation all eligible dependents) shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any applicable break in service or similar rule, receive credit for all purposes including for eligibility to participate and vesting under employee benefit plans sponsored or maintained by Catalytica, Holdings, the Companies or any Subsidiary or Affiliate of Catalytica, Holdings or the Companies for which the Transferred Employees are eligible for years of service with Catalytica or the Companies, as applicable (and their respective Subsidiaries, Affiliates, and predecessors) prior to the Closing Date (except where doing so would cause a duplication of benefits). If applicable, Holdings shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Transferred Employees and their eligible dependents in accordance with applicable laws and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any employee benefit plans or programs in which the Transferred Employees are eligible to participate after the Effective Time. Upon the Effective Time, the Catalytica Corporate Employees shall become employees of Holdings, and Holdings shall assume any employment agreement and/or arrangement with any such Catalytica Corporate Employees.

9.8 Corporate Opportunity.

(a) Worsley hereby agrees that in the Restricted Area (as defined below), during the period commencing on the date hereof and continuing until the later to occur of (i) such time as R. Worsley no longer continues to serve as a Vice President or more senior executive of Holdings, (ii) such time as the percentage of Holdings Common Stock held by Worsley (together with Worsley’s Affiliates) falls below 30%, and (iii) the expiration of the Warrants in accordance with their terms, (A) except to the extent permitted by clause (B) below (the “Restricted Period”), without the prior written consent of the Special Committee, which consent shall not be unreasonably withheld, neither Worsley nor Worsley’s Affiliates shall, and Worsley shall cause Worsley’s Affiliates not to, participate in or facilitate, fund, support or undertake any project greater than 1MW using, supplying, producing or otherwise, in the fields of (i) biogas electricity generators, (ii) biomass electricity generators, (iii) hydropower facilities, (iv) fuel cells that use only renewable fuels, (v) geothermal generators, (vi) hybrid wind and solar electric generators, (vii) landfill gas generators, (viii) new hydropower generators, (ix) solar electricity resources, (x) wind generators, (xi) biomass thermal systems, (xii) biogas thermal systems, (xiii) commercial solar pool heaters, (xiv) geothermal space heating and process heating systems, (xv) renewable combined heat and power systems, (xvi) solar daylighting, (xvii) solar heating, ventilation and air conditioning, (xviii) solar industrial process heating and cooling, (xix) solar space cooling, (xx) solar space heating, (xxi) solar water heaters, (xxii) wind generators and (xxiii) “Eligible Renewable Energy Resources” (as defined in Rule R14-2-1802 of the Arizona Renewable Energy Standard and Tariff Rules adopted by the Arizona Corporation Commission as of the date hereof, regardless of whether all or any portion of such Rule R14-2-1802 is later determined to be unenforceable or invalid by any Governmental Authority, and as may be amended from time to time, or any successor to such rule) (each, a “Renewable Energy Project”), and (B) Worsley shall not, and shall cause Worsley’s Affiliates not to, allow any real property owned by Worsley or Worsley’s Affiliates to be leased, transferred or otherwise used for any such Renewable Energy Project (whether owned or operated by Worsley, Worsley’s Affiliates or any third party), unless Worsley or Worsley’s Affiliate, as applicable, has provided Holdings with a first right of refusal to lease, acquire or otherwise use such real property in accordance with the provisions of Section 9.8(b).

(b) Before Worsley or any Worsley Affiliate may allow any real property owned by Worsley or Worsley’s Affiliates to be leased, transferred or otherwise used for any Renewable Energy Project:

(i) Worsley or the Worsley Affiliate, as the case may be, shall deliver to Holdings a written notice (the “Transaction Notice”) stating the proposed terms and conditions of such lease, transfer or other use of such real property, including the name, address and phone number of the other parties (if any) to the proposed transaction, and the lease rate, consideration or other financial information relating to the proposed transaction.

(ii) For a period of thirty (30) days following Holdings’ receipt of the Transaction Notice (the “Right of First Refusal Period”), Holdings shall have a right of first refusal to lease, acquire or otherwise use such real property on the same terms and conditions set forth in the Transaction Notice. In order to exercise such right of first refusal, Holdings must deliver written notice to Worsley or the Worsley Affiliate, as the case may be, that it has exercised such right by the end of the Right of First Refusal Period. If Holdings shall not have delivered written notice of exercise of such right of first refusal by the expiration of the Right of First Refusal Period, then Holdings will be deemed to have declined to exercise such right of first refusal with respect to the transaction(s) set forth in such Transaction Notice.

(iii) Holdings shall consummate the transaction(s) set forth in such Transaction Notice on the same terms, and subject to the same conditions, and timing set forth therein; provided, however, that any time period shall automatically be extended to the extent reasonably necessary or advisable to allow Holdings to comply with applicable Legal Requirements, including any notice and filing provisions required thereby.

(iv) If Holdings declines to exercise (or is deemed to have declined pursuant to Section 9.8(b)(2)) its right of first refusal with respect to the transactions set forth in any Transaction Notice, then Worsley or the Worsley Affiliate, as the case may be, may lease, transfer or otherwise use such real property in accordance with the terms set forth in the Transaction Notice; provided, however, that if the transactions set forth in the Transaction Notice are not consummated during the one hundred eighty (180) day period following the deemed delivery of the Transaction Notice to Holdings, then Worsley or the Worsley Affiliate, as the case may be, may not consummate such transactions without complying again in full with the provisions of this Section 9.8.

(c) “Restricted Area” shall mean the United States, including Arizona, and Canada. The covenants contained in this Section 9.8 shall be construed as a series of separate covenants, one for each country, province, state, county, or city of the Restricted Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in this Section 9.8. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. To the extent that the provisions of this paragraph are deemed to exceed the time, geographic or scope limitations permitted by applicable Legal Requirements, then each of the parties hereto agrees that such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Legal Requirements.

(d) For purposes of this Section 9.8, “Affiliate” shall include (in addition to the definition ascribed to such word in Article XII), as to a Person, (i) a spouse, descendent, or any other Person related by blood, adoption or marriage to such Person or such Person’s spouse, (ii) any trust, family partnership or limited liability company whose beneficiaries consist of such Person and/or any of the Persons described in the foregoing clause (i), (iii) the estate or heirs of such Person, or (iv) any corporation, partnership, limited liability corporation or other entity in which such Person or any of the Persons specified in the foregoing clause (i) are the beneficial owners collectively of 5% or more of any class of equity securities or 5% or more of the equity interests of such corporation, partnership, limited liability corporation or other entity

(e) Worsley hereby agrees that the provisions of this Section 9.8 shall inure to the benefit of Holdings’ successors and assigns (whether by way of merger, sale of all or substantially all assets or otherwise), and that Worsley shall, and shall cause Worsley’s Affiliates to, comply in good faith with the provisions of this Section 9.8 for the entirety of the Restricted Period, provided, that if any Person succeeds to the rights of Holdings under this Section 9.8, such Person shall be substituted for “Holdings” in this Section 9.8.

9.9 Post-Closing Indemnification.

(a) From and after the Effective Time, Holdings shall cause to be maintained in effect in all respects the current obligations of Catalytica pursuant to any indemnification agreements between Catalytica (or any of its Subsidiaries) and its directors and officers in effect immediately prior to the Effective Time and any indemnification provisions under the certificate of incorporation and bylaws of Catalytica as in effect on the date hereof. The certificate of incorporation and/or bylaws of Holdings and the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties thereunder (the “Catalytica Indemnified Parties”) as those contained in certificate of incorporation and bylaws of Catalytica as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Catalytica Indemnified Parties, unless such modification is required by law.

(b) For a period of six (6) years after the Effective Time, Holdings will maintain, or cause the Surviving Corporation to maintain, in effect, if available, directors’ and officers’ liability insurance covering those persons who are currently covered by Catalytica’s directors’ and officers’ liability insurance policy on terms comparable to those applicable to the current directors and officers of Catalytica; provided, however, that in no event will Holdings or the Surviving Corporation be required to expend in the aggregate for such coverage in excess of 200% of the annual premium currently paid by Catalytica, it being understood that Holdings shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount;

(c) This Section 9.9 is intended to be for the benefit of, and shall be enforceable by, the Catalytica Indemnified Parties, their heirs and personal representatives and shall be binding on Holdings and the Surviving Corporation and their respective successors and assigns. In the event Holdings or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Holdings or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 9.9.

9.10 Special Committee. The Certificate of Incorporation of Holdings immediately following the Effective Time shall provide for the appointment of an independent board committee consisting of the Class III Directors (the “Special Committee”).

(a) The Special Committee shall have the authority and be empowered to, on behalf of Holdings:

(i) enforce the obligations of Worsley under this Agreement, including, (A) Worsley’s obligations under this Article IX, (B) Worsley’s indemnification obligations under Article X and Article XI, and (C) Worsley’s obligations under the Overrun Guarantee;

(ii) and on behalf of Catalytica, make the determination pursuant to Section 11.3(d) of whether to satisfy, in full or in part, any indemnification obligation through the payment of cash or issuance of stock, conduct the defense of any claim in respect of indemnification under this Agreement, and negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to any such claim, and take all other actions that are necessary or appropriate in the judgment of the Special Committee for the accomplishment of the foregoing;

(iii) administer, interpret and enforce the Registration Rights Agreement;

(iv) administer, interpret and enforce the Warrants, including assessing and making the determination of whether any Operating Milestone (as defined in the Warrants) has been achieved;

(v) conduct such investigations as it deems necessary or appropriate to discharge its duties under the Certificate of Incorporation of Holdings;

(vi) retain separate legal counsel and any other experts and advisors as the Special Committee deems necessary or advisable for the purpose of discharging its duties;

(vii) make determinations as to whether to commence, settle and/or terminate litigation or any other proceeding or action in furtherance thereof the foregoing; and

(viii) fill vacancies in the Class I or Class III directors of Holdings.

(b) The Parties agree that irreparable damage would occur in the event that any of the obligations of Worsley under this Article IX were not performed by Worsley in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Special Committee, on behalf of Holdings, shall be entitled to an injunction or injunctions to prevent breaches by Worsley of this Article IX and to enforce specifically the obligations of Worsley under of this Article IX, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11 Modification of Project Documents. Worsley and the Companies shall use commercially reasonable efforts prior to Closing to eliminate any provisions in the Project Documents which provide (expressly or otherwise) that Worsley’s failure to maintain (directly or indirectly) at least 50.1% of the economic interests in and voting power of the Companies would violate, conflict with, result in a breach of or constitute a default or “event of default” under, any of such Project Documents.

ARTICLE X. — TAX MATTERS

10.1 Catalytica Representations and Obligations Regarding Taxes. Catalytica represents and warrants to, subject to such exceptions as are specifically disclosed in the Catalytica Disclosure Schedule, and agrees with the Companies and Worsley as follows:

(a) Each of Catalytica and its Subsidiaries has timely filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Catalytica or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither Catalytica nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. To the Knowledge of Catalytica, no claim has ever been made by an authority in a jurisdiction where Catalytica or any of its Subsidiaries does not file Tax Returns that Catalytica or any of its Subsidiaries may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Catalytica or any of its Subsidiaries.

(b) Each of Catalytica and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party.

(c) To the Knowledge of Catalytica, no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Catalytica or any of its Subsidiaries. Neither Catalytica nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Catalytica or any of its Subsidiaries has not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Catalytica or any of its Subsidiaries. Catalytica has made available to the Companies and Worsley correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Catalytica or any of its Subsidiaries filed or received since January 1, 2003.

(d) Neither Catalytica nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither Catalytica nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax law). Each of Catalytica and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Each of the Subsidiaries is a C corporation for Federal income tax purposes or has elected to be treated as a C corporation for federal income tax purposes from the date of its formation. Neither Catalytica nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither Catalytica nor any of its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group of which Catalytica has been the common parent). Neither Catalytica nor any of its Subsidiaries has had any Liability for the Taxes of any Person (other than itself) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of Catalytica and its Subsidiaries did not, as of the Catalytica Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet (rather than in any notes thereto) included in the financial statements that are part of the Catalytica SEC Documents and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date. Since the Catalytica Balance Sheet Date, neither Catalytica nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(g) Neither Catalytica nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending or any comparable provision of state, local or foreign tax law on or prior to the Closing Date;

(ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv) the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or any comparable provision of state, local or foreign tax law for a taxable period ending on or prior to the Closing Date

(v) installment sale or open transaction disposition made on or prior to the Closing Date; or

(vi) prepaid amount received on or prior to the Closing Date.

(h) Neither Catalytica nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(i) All private letter rulings issued by the Internal Revenue Service to Catalytica and any of its Subsidiaries (and any corresponding ruling or determination of any state, local or foreign taxing authority) have been disclosed on Section 10.1(i) of the Catalytica Disclosure Schedule and there are no pending requests for any such rulings (or corresponding determinations).

(j) Neither Catalytica nor any of its Subsidiaries has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code or have been requested to do so in connection with any transaction or proposed transaction.

(k) Neither Catalytica nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

(l) Neither Catalytica nor any of its Subsidiaries has entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar procedures or provisions) or any safe harbor lease transaction.

(m) Neither Catalytica nor any of its Affiliates and Subsidiaries has taken or agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent the transactions contemplated hereby from qualifying (i) as a tax-free transfer of assets as described in Code Section 351, pursuant to which Worsley and the shareholders of Catalytica will together receive the stock of Holdings constituting “control,” within the meaning of Code Section 368(c), of Holdings solely in exchange for the assets transferred in the Merger and Contribution, and (ii) if applicable, with respect to the Merger, a “reorganization” within the meaning of Code Section 368(a)(2)(E).

(n) Catalytica does not have a plan or intention to reacquire, and, to Catalytica’s knowledge, no person related to Catalytica within the meaning of Treasury Regulation Section 1.368-1(e)(4) has a plan or intention to acquire, any Catalytica Common Stock issued pursuant to this Agreement, other than pursuant to a share repurchase program described in Revenue Ruling 99-58.

(o) Following the Merger and Contribution, the Surviving Corporation will continue Catalytica’s historic business or will use a significant portion of Catalytica’s historic business assets in a business within the meaning of Section 1.368-1(d)(2) of the Treasury Regulations, assuming that the assets of, and the business conducted by, Catalytica on the Closing Date constitute Catalytica’s historic business assets and historic business, respectively.

10.2 The Companies Representations and Obligations Regarding Taxes. The Companies and Worsley jointly and severally represent and warrant to, subject to such exceptions as are specifically disclosed in the Companies and Worsley Disclosure Schedule, and agree with, Catalytica as follows:

(a) The Companies have timely filed all Tax Returns that they were required to file under applicable laws and regulations. All such Tax Returns were correct and complete and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Companies (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid. None of the Companies is currently the beneficiary of any extension of time within which to file any Tax Return. To the Knowledge of the Companies, no claim has ever been proposed or threatened by a taxing authority in a jurisdiction where the Companies do not file Tax Returns that they are or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax, except for Liens for Taxes not yet due.

(b) The Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

(c) There is no dispute or claim concerning any Tax liability of the Companies claimed or raised by any taxing authority in writing. Except as set forth on Section 10.2(c) of the Companies and Worsley Disclosure Schedule, no issue relating to Taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period. The Companies have provided Catalytica with access to correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Companies for the taxable periods since the inception of the Companies, and for which the statute of limitations has not yet expired.

(d) None of the Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) None of the Companies has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. None of the Companies has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Companies have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. None of the Companies is a party to any Tax allocation or sharing agreement. Except as set forth on Section 10.2(e) of the Companies and Worsley Disclosure Schedule, none of the Companies (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(f) The unpaid Taxes of the Companies (i) did not, as of the Company Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) included in the Company Financial Statements and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies in filing their Tax Returns.

(g) None of the Companies, any of their respective Subsidiaries or Worsley will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending or any comparable provision of state, local or foreign tax law on or prior to the Closing Date;

(ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv) the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or any comparable provision of state, local or foreign tax law for a taxable period ending on or prior to the Closing Date

(v) installment sale or open transaction disposition made on or prior to the Closing Date; or

(vi) prepaid amount received on or prior to the Closing Date.

(h) Each of the Companies has been a disregarded entity for federal and state income Tax purposes at all times since formation.

(i) All private letter rulings issued by the Internal Revenue Service to the Companies (and any corresponding ruling or determination of any state, local or foreign taxing authority) have been disclosed on Section 10.2(i) of the Companies and Worsley Disclosure Schedule, and there are no pending requests for any such rulings (or corresponding determinations).

(j) None of the Companies, any of their Subsidiaries or Worsley has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code or have been requested to do so in connection with any transaction or proposed transaction.

(k) Except as set forth on Section 10.2(k) of the Companies and Worsley Disclosure Schedule, none of the Companies has taken a federal income tax return position that such Company is a party to any partnership for federal Income tax purposes.

(l) The Companies have not entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 (or similar procedures or provisions) or any safe harbor lease transaction.

(m) None of the Companies, any of their respective Subsidiaries or Worsley has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

(n) None of the Companies, any of their respective Subsidiaries or Worsley has taken or agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent the transactions contemplated hereby from qualifying as a tax-free transfer of assets as described in Code Section 351, pursuant to which Worsley and the stockholders of Catalytica will together receive the stock of Holdings constituting “control,” within the meaning of Code Section 368(c), of Holdings solely in exchange for the assets transferred in the Merger and the Contribution.

10.3 Intentionally Omitted.

10.4 Tax Covenants.

(a) Prior to the Closing, Worsley, the Companies, and Catalytica or its Subsidiaries shall not, without reasonable notice to the other parties (with a reasonable period to comment), make or amend any federal, state, or local Tax election, agree to waive or extend any statute of limitations, or resolve or agree to resolve any audit or proceeding relating to Taxes, if such amendment would result in Taxes for which the parties would not be indemnified.

(b) Prior to the Closing, each Party hereto shall give to the other and its authorized representatives full access to all properties, books, records, and Returns of or relating to Catalytica and its Subsidiaries, the Companies, Worsley’s applicable Schedule C, or third-Party representatives in order that Catalytica may have full opportunity to make such investigations as it shall desire to make of the affairs of the Companies; provided that Worsley shall only have to provide the federal Schedule C with respect to each Company and no other income Tax returns and Worsley will only have to provide access to information relating to the Companies. Worsley and the Companies shall ensure that all third-party representatives of Worsley and the Companies, including accountants and attorneys, fully cooperate and be available to Catalytica in connection with such investigations or any audit.

(c) Worsley shall furnish to Catalytica on or before the Closing Date a certification of Worsley’s non-foreign status as set forth in Treasury Regulation Section 1.1445-2(b).

(d) Each of the Parties agrees to report the transactions contemplated by this Agreement in a manner consistent with the intent of the parties hereto that the Merger and the Contribution and the transactions contemplated thereby, when taken together, will be a tax-free transfer of assets as described in Code Section 351, pursuant to which Worsley and the stockholders of Catalytica will together receive the stock of Holdings constituting “control,” within the meaning of Code Section 368(c), of Holdings solely in exchange for the assets transferred in the Merger and Contribution, and each such Party agrees that it will not take a position inconsistent therewith. Each of the Parties hereby agrees to timely file the information required by Treas. Reg. Section 1.351-3 with its income tax return for the year in which the transactions contemplated by this Agreement occur and to comply with the record keeping requirements of Treas. Reg. Section 1.351-3.

10.5 Transfer Taxes. Holdings shall be responsible for and shall pay when due any sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer or other similar taxes or governmental fees (including any interest or penalties related thereto) that may be payable in connection with the Contribution and Merger (the “Transfer Taxes”). The Party required by law to file a Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by law, and Holdings shall either promptly pay upon receipt of notice that such Transfer Taxes are due or promptly reimburse the Party other than Holdings for any Transfer Taxes so paid by such Party upon receipt of notice that such Transfer Taxes have been paid. Notwithstanding anything to the contrary herein, none of Worsley, the Companies, Catalytica or its Subsidiaries shall have any indemnification obligation due to a breach of a representation or warranty for Transfer Taxes.

10.6 Filing of Returns. Holdings shall prepare or cause to be prepared and file or cause to be filed all Returns for each of the Companies to be filed after the Closing Date. Holdings shall permit Worsley to review and comment on all such Returns and shall make such commercially reasonable revisions to such Returns as are requested by Worsley.

10.7 Tax Controversies.

(a) Control Rights. With respect to any examination, audit, contest, appeal or other proceeding relating to Taxes that could give rise to indemnification obligations of any Party hereunder, such Party shall have the right to control the contest and settlement of any such proceeding. The Party having potential indemnification obligations shall provide the parties to be indemnified (the “Indemnified Parties”) with detailed notice of any such examination, audit, contest, appeal or other proceeding and shall provide the Indemnified Parties will all relevant information relating to such proceeding, and the Indemnified Parties shall have the right to participate in any such proceeding if the outcome of such proceeding could have an adverse effect on any Indemnified Party, in which case such proceeding shall not be settled without Holdings’ consent, which consent will not be unreasonably withheld. The Indemnified Parties shall cooperate with the Party having the potential indemnification obligation and shall provide such Party with access to Returns, books and records and other relevant information and shall execute any necessary powers of attorney relevant to such Party’s authority hereunder.

(b) Assistance and Cooperation. Holdings, Catalytica and its Subsidiaries, the Companies, and Worsley shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include Worsley’s retention and (upon Catalytica’s or Holdings’ request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. To the extent not given to Catalytica or Holdings, Worsley agrees (A) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Catalytica, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give Catalytica reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Catalytica or Holdings so requests, Worsley shall allow Catalytica or Holdings to take possession of such books and records. Worsley further agrees, upon request, to provide Catalytica or Holdings with all information that is in Worsley’s possession and that Catalytica and Holdings may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

(c) Disputes. In the event of a dispute between a Party or Parties having a potential indemnification obligation and the Indemnified Parties regarding the conduct or resolution of any audit, claim, dispute or controversy relating to Taxes, such dispute shall be referred to a nationally recognized accounting or law firm mutually acceptable to the Party having the potential indemnification obligation and the Indemnified Parties (such approval not to be unreasonably withheld or delayed) (the “Tax Arbitrator”). The decision of the Tax Arbitrator shall be final and binding, and its fees and costs shall be shared equally by the Party having the potential indemnification obligation and the Indemnified Parties. Except as provided in the previous sentence, each party shall bear its own costs for participating in such dispute resolution.

ARTICLE XI. – GENERAL INDEMNIFICATION; MISCELLANEOUS

11.1 Indemnification Obligations.

(a) Subject to the provisions of Section 11.2, from and after the Closing, Worsley shall indemnify and hold harmless Catalytica and Holdings and their Affiliates, directors, officers and employees (collectively, the “Catalytica/ Holdings Indemnitees”) from and against any and all Damages arising out of, resulting from or in any way related to a breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by any of the Companies and/or Worsley in this Agreement or in any document or certificate delivered by any of the Companies and/or Worsley at the Closing pursuant hereto. Any payment made to Catalytica or Holdings by Worsley pursuant to the indemnification obligations under this Section 11.1 shall constitute a reduction in the Contribution Consideration hereunder.

(b) Subject to the provisions of Section 11.3, from and after the Closing, Holdings and Catalytica shall indemnify and hold harmless Worsley from and against any and all Damages arising out of, resulting from or in any way related to (i) a breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by Catalytica in this Agreement or in any document or certificate delivered by Catalytica at the Closing pursuant hereto, and (ii) the Worsley Guarantees.

11.2 Limitation on Liability of Worsley.

(a) The representations, warranties, agreements, and indemnities of Worsley set forth in this Agreement or in connection with the transactions contemplated hereby shall survive the Closing except as expressly provided herein or in Section 11.2(b).

(b) The representations and warranties made by Worsley in Article IV and Section 10.2 hereof shall survive until the eighteen (18) month anniversary of the Closing Date (and thereafter until resolved if a claim in respect thereof has been made prior to such date), and Worsley shall have no liability under this Agreement to indemnify the Catalytica/ Holdings Indemnitees for breach of any such representations and warranties unless Worsley receives notice in writing from Catalytica or Holdings of Catalytica’s or Holdings claim under said indemnity on or before the eighteen (18) month anniversary of the Closing Date; provided, however, that such notice period shall not apply with respect to any indemnification claim resulting from fraud or intentional misrepresentation by Worsley or the Companies. For the avoidance of doubt, the Overrun Guaranty shall not expire on the eighteen (18) month anniversary of the Closing Date, but shall continue in accordance with its terms.

(c) Except as provided below, Worsley shall be obligated to indemnify Catalytica/Holdings Indemnitees as and to the extent set forth in Section 11.1(a) for breaches of representations and warranties under this Agreement only if the aggregate of all of his liability under such indemnity obligations in respect of any such breach of the representations and warranties hereunder exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Basket”). In addition, except as provided below, in no event shall the aggregate liability of Worsley with respect to the such indemnity exceed Ten Million Dollars ($10,000,000) (the “Cap”). The Basket and Cap shall not apply with respect to any indemnification claims resulting from fraud or intentional misrepresentation by Worsley or the Companies. For the avoidance of doubt, Worsley’s obligations under the Overrun Guaranty shall not be subject to either the Basket or the Cap.

(d) Notwithstanding the foregoing, Worsley shall have the right in Worsley’s discretion, to satisfy, in full or in part, any indemnification obligation set forth in Section 11.1(a) by:

(i) paying cash; or

(ii) tendering to Holdings such number of shares of Holdings Common Stock that is equal to the quotient obtained by dividing (A) the amount of the Damages for which indemnification is being made pursuant to Section 11.1(a) by (B) $1.75, rounded up to the nearest whole share.

11.3 Limitation on Liability of Catalytica and Holdings.

(a) The representations, warranties, agreements, and indemnities of Catalytica and Holdings set forth in this Agreement or in connection with the transactions contemplated hereby shall survive the Closing except as expressly provided herein or in Section 11.3(b).

(b) The representations and warranties made by Catalytica in Article V and Section 10.1 shall survive until the eighteen (18) month anniversary of the Closing Date (and thereafter until resolved if a claim in respect thereof has been made prior to such date), and Catalytica and Holdings shall have no liability under this Agreement to indemnify Worsley under Section 11.1(b) for breach of any such representations and warranties unless Catalytica or Holdings receive notice in writing from Worsley of Worsley’s claim under said indemnity on or before the eighteen (18) month anniversary of the Closing Date; provided, however, that such notice period shall not apply with respect to any indemnification claim resulting from fraud or intentional misrepresentation by Catalytica.

(c) Except as provided below, Catalytica and Holdings shall be obligated to indemnify Worsley as and to the extent set forth in Section 11.1(b) of this Agreement for breaches of representations and warranties under this Agreement only if the aggregate of all of their liability under such indemnity obligations in respect of any such breach of the representations and warranties hereunder exceeds the Basket. In addition, except as provided below, in no event shall the aggregate liability of Catalytica and Holdings with respect to such indemnity exceed the Cap. The Basket and Cap shall not apply with respect to any indemnification claims resulting from fraud or intentional misrepresentation by Catalytica or to the indemnity for the Worsley Guarantees under Section 11(b)(ii). Notwithstanding anything to the contrary herein, in no event shall the aggregate liability of Catalytica and Holdings with respect to indemnity for the CoBank Guarantee pursuant to Section 11.1(b)(ii) exceed $2,000,000. For the avoidance of doubt, any liability in respect of the CoBank Guarantee in excess of $2,000,000 shall be borne solely by Worsley, and Worsley hereby agrees to indemnify and hold harmless Catalytica and Holdings and their Affiliates, directors, officers and employees from and against any and all Damages arising out of, resulting from or in any way related to such liability.

(d) Notwithstanding the foregoing, Catalytica and Holdings shall have the right in their discretion, in accordance with Section 9.10(a)(ii), to satisfy, in full or in part, any indemnification obligation set forth in Section 11.1(b) by either:

(i) paying cash to Worsley in an amount equal to: (q) the quotient obtained by dividing (A) the amount of the Damages for which indemnification is being made pursuant to Section 11.1(b) by (B) 0.415, less (r) the amount of such Damages (such amount, the “Adjusted Damages”); or

(ii) issuing to the Worsley Trust such number of shares of Holdings Common Stock equal to the quotient obtained by dividing (x) the Adjusted Damages by (y) $1.75, rounded up to the nearest whole share.

Notwithstanding anything to the contrary in this Agreement any payment by Catalytica or Holdings in respect of indemnification pursuant to Section 11.1(b)(ii) shall be made solely in cash. Any shares issued to the Worsley Trust pursuant to this Section 11.3(d)(ii) shall be considered “Registrable Securities” under the Registration Rights Agreement.

11.4 Indemnification Procedures. For purposes of this Section 11.4, a Party making a claim for indemnity under Section 11.1 is hereinafter referred to as an “Indemnified Party” and the Party against whom such claim is asserted is hereinafter referred to as the “Indemnifying Party.” All claims by any Indemnified Party under Section 11.1 hereof shall be asserted and resolved in accordance with the following provisions. If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by such third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party’s claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Sections 11.2(b) or 11.3(b), as applicable, has expired without such notice being given. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party’s notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party. Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred.

(i) take such action as the Indemnifying Party may reasonably request in connection with such action,

(ii) allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and

(iii) render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

11.5 Confidentiality.

(a) The Parties acknowledge that Catalytica and the Companies (through a parent entity) have previously executed a Confidentiality Agreement dated September 19, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Catalytica, the Companies and Worsley will hold, and will cause its respective Representatives to hold, any Confidential Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b) Prior to the Closing, Catalytica shall, and shall cause its Affiliates and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning Worsley or the Companies and their business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Catalytica or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Catalytica or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis prior to its disclosure by Catalytica or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by Catalytica or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that Catalytica promptly shall notify Worsley and the Companies of any disclosure pursuant to clause (iii) of this Section 11.5(b); and, provided, further, that the foregoing obligation of confidence shall not apply to the furnishing of information by Catalytica in bona fide discussions or negotiations with prospective lenders.

(c) The Companies and Worsley shall, and shall cause their respective Affiliates, employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Companies, Catalytica or their respective businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by any of the Companies, Worsley or any of their respective Affiliates, employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to the Companies, Worsley or any of their respective Affiliates, employees, agents, accountants, legal counsel or other representatives or advisers after the Closing on a nonconfidential basis prior to its disclosure by the Companies, Worsley or any of their respective Affiliates, employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by the Companies, Worsley or any of their respective Affiliates, employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that Worsley and the Companies shall promptly notify Catalytica of any disclosure pursuant to clause (iii) of this Section 11.5(c); and, provided, further, that the foregoing obligation of confidence shall not apply to the furnishing of information by the Companies and/or Worsley in bona fide discussions or negotiations with prospective lenders.

11.6 Brokers. Regardless of whether the Closing shall occur, (i) Worsley and the Companies shall indemnify and hold harmless Catalytica from and against any and all liability for any brokers or finders’ fees arising with respect to brokers or finders retained or engaged by Worsley or the Companies in respect of the transactions contemplated by this Agreement, and (ii) Catalytica shall indemnify and hold harmless Worsley and the Companies from and against any and all liability for any brokers’ or finders’ fees arising with respect to brokers or finders retained or engaged by Catalytica in respect of the transactions contemplated by this Agreement.

11.7 Costs and Expenses. Except as provided in Section 8.3(b), each of the Parties shall bear his or its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby, including any legal, accounting or investment banking fees and expenses (“Transaction Expenses”); provided, however, that the Parties acknowledge that the Companies shall be responsible for payment of Worsley’s reasonable Transaction Expenses, and shall reimburse Worsley for any payments by Worsley for such Transaction Expenses.

11.8 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by facsimile, as follows:

IF TO CATALYTICA, HOLDINGS OR	Catalytica Energy Systems, Inc.
MERGER SUB:	301 W. Warner Road, Suite 132
Tempe, Arizona 85284
Attn: Chief Executive Officer
Telephone: (480) 556-5555
Facsimile: (480) 556-5500

With a copy to:

Donna M. Petkanics, Esq.
Bradley L. Finkelstein, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Telephone: (650) 493-9300
Facsimile: (650) 493-6811

IF TO THE COMPANIES AND/OR	NZ Legacy, LLC
WORSLEY:	3418 N. Val Vista Drive
Tempe, Arizona 85213
Attn: Robert M. Worsley
Telephone: (480) 218-8880

Facsimile: (480) 718-7977

With a copy to:

Christopher D. Johnson, Esq.
Squire, Sanders & Dempsey L.L.P.
40 North Central Ave., Suite 2700
Phoenix, Arizona 85004
Telephone: (602) 528-4000
Facsimile: (602) 253-8129

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder. Notice given by personal delivery or registered mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next normal business day after receipt if not received during the recipient’s normal business hours. All Notices by facsimile shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery. Anything to the contrary contained herein notwithstanding, notices to any Party shall not be deemed effective with respect to such Party until such Notice would, but for this sentence, be effective both as to such Party and as to all other Persons to whom copies are provided above to be given.

11.9 Governing Law. The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

11.10 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, in any federal court located in the State of Delaware or any Delaware state court), and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

11.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

11.12 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided. Notwithstanding anything to the contrary herein, on and after the Effective Time, no amendment, modification or waiver of, or supplement to, any provision of this Agreement shall be binding on Catalytica, Holdings or the Companies unless consented to in writing by the Special Committee.

11.13 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Party. Nothing in this Agreement, express or implied, is intended to confer upon any Person or entity other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

11.14 Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any Party shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a Party may have by law, statute or otherwise.

11.15 Exhibits and Schedules. The exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference.

11.16 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).

11.17 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.18 References and Construction.

(a) Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the Person may require. References to monetary amounts and specific named statutes are intended to be and shall be construed as references to United States dollars and statutes of the United States of the stated name, respectively, unless the context otherwise requires. The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.” For purposes of this Agreement, “provided to Worsley,” “furnished to Worsley,” “made available to Worsley,” “delivered to Worsley” and “notified Worsley” (and the present tense of such phrases) shall mean provided, furnished to, made available to, delivered to and notified, respectively, any of R. Worsley, C. Worsley or the Worsley Trust.

(b) The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party irrespective of which Party caused such provisions to be drafted. Each of the Parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

11.19 Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the Party or Parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

11.20 Attorneys’ Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the Parties agree that the prevailing Party or Parties shall be entitled to recover from the other Party or Parties upon final judgment on the merits reasonable attorneys’ fees (and sales taxes thereon, if any), including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

ARTICLE XII. — DEFINITIONS

Capitalized terms used in this Agreement are used as defined in this Article XII or elsewhere in this Agreement.

12.1 Affiliate. The term “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term “Control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

12.2 Affiliated Group. The term “Affiliated Group” shall mean any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

12.3 Catalytica Corporate Employees. The term “Catalytica Corporate Employees” shall mean Donna Escandon, Kevin Lane, Megan Meloni, Teri Novcaski, Phil Malone and Richard Weinroth.

12.4 Catalytica Employee Stock Purchase Plan. The term “Catalytica Employee Stock Purchase Plan” shall mean the Catalytica Energy Systems, Inc. 2000 Employee Stock Purchase Plan.

12.5 Collateral Agreements. The term “Collateral Agreements” shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

12.6 Companies. The term “Companies” shall have the meaning set forth in the Preamble to this Agreement, and for purposes of Article X, shall also include any corporation that at any time has been a subsidiary of the Companies.

12.7 Contracts. The term “Contracts,” when described as being those of or applicable to any Person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, Liens, indebtedness, approvals or other instruments or undertakings to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound, excluding any Permits.

12.8 Credit Agreement. The term “Credit Agreement” shall mean that certain Credit Agreement dated as of September 1, 2006, among the Company, CoBank, ACB, as Administrative Agent, Collateral Agent and LC Issuer, and the financial institutions named therein.

12.9 Damages. The term “Damages” shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including income and other taxes, interest, penalties and attorneys’ and accountants’ fees and disbursements).

12.10 Environmental Laws. The term “Environmental Laws” shall mean all applicable laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity.

12.11 Financial Statements. The term “Financial Statements” shall mean any or all of the financial statements, including balance sheets and related statements of income and statements of changes in financial position and the accompanying notes thereto, of the Companies’ businesses or Catalytica’s (including its Subsidiaries) business, as the case may be, prepared in accordance with GAAP consistently applied, except as may be otherwise provided herein.

12.12 GAAP. “GAAP” means U.S. generally accepted accounting principles.

12.13 Governmental Authorities. The term “Governmental Authorities” shall mean any nation or country (including the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

12.14 Hazardous Material. The term “Hazardous Material” shall mean all or any of the following: (a) substances, emissions, wastes, chemicals or pollutants that have been designated by Governmental Authorities to be” hazardous”, “toxic”, a “pollutant” radioactive”, ignitable”, “corrosive”, “reactive”, “carcinogenic”, a “reproductive toxin” or “EP toxic” or otherwise a danger to health or the environment; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

12.15 Hazardous Material Activity. The term Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

12.16 Inventory. The term “Inventory” shall mean all goods, merchandise and other personal property owned and held for sale, and all raw materials, works-in-process, materials and supplies of every nature which contribute to the finished products of the Companies or Catalytica (including its Subsidiaries), as the case may be, in the ordinary course of its business, specifically excluding, however, damaged, defective or otherwise unsaleable items.

12.17 Knowledge of Catalytica. The term “Knowledge of Catalytica” shall mean the actual knowledge of any of the directors, officers or managerial personnel of Catalytica and/or its Subsidiaries, with respect to the matter in question, and such knowledge such directors, officers or managerial personnel of Catalytica or such Subsidiary, as the case may be, reasonably should have obtained upon diligent investigation and inquiry into the matter in question (but excluding any duty to perform any testing or sampling).

12.18 Knowledge of the Companies. The term “Knowledge of the Companies” shall mean the actual knowledge of Worsley or any of the directors, officers or managerial personnel of the Companies, with respect to the matter in question, and such knowledge as Worsley or any of the directors, officers or managerial personnel of the Companies, reasonably should have obtained upon diligent investigation and inquiry into the matter in question (but excluding any duty to perform any testing or sampling).

12.19 Legal Requirements. The term “Legal Requirements,” when described as being applicable to any Person, shall mean any and all laws including Environmental Laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such Person or such Person’s business, operations or properties and, as they relate to the consummation of the transactions contemplated by this Agreement, the Hart-Scott-Rodino Antitrust Improvements Act and any other applicable antitrust laws, rules and regulations.

12.20 Material Adverse Effect. The term “Material Adverse Effect”, when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or would be (i) materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity taken as a whole with its Subsidiaries or (ii) materially impedes the ability of such entity to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that, for purposes of clause (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (A) any Effect resulting from compliance with the terms and conditions of this Agreement or actions taken at the express request of the other party to this Agreement, (B) (x) any loss of or adverse impact on relationships with employees, customers, suppliers or distributors, (y) any delays in or cancellations of orders for the products or services of such entity and (z) any reduction in revenues, in each case to the extent attributable to the announcement or pendency of this Agreement or the transactions contemplated thereby, (C) any change in such entity’s stock price or trading volume, in and of itself, (D) failure to meet revenue or earnings projections, in and of itself, for any period ending (or for which earnings are released) on or after the date hereof (provided that the exception in this clause (D) shall not apply to the facts and circumstances underlying any such failure to the extent such facts and circumstances are not otherwise excluded pursuant to the preceding clauses (A) through (C) or the following clauses (E) through (G)), (E) any Effect resulting from changes affecting any of the industries in which such entity operates generally or the United States economy generally (except to the extent such changes disproportionately affect such entity), (F) any Effect resulting from changes affecting general worldwide economic or capital market conditions (except to the extent such changes disproportionately affect such entity), or (G) stockholder class action or derivative litigation arising from allegations of breach of fiduciary duty relating to this Agreement or false or misleading public disclosure (or omission) in connection with this Agreement (provided that the exception in this clause (G) shall not apply to the facts and circumstances underlying any allegation of false or misleading public disclosure (or omission) in connection with this Agreement). Without limiting the generality of the foregoing, the occurrence of any one of the following shall constitute a Material Adverse Effect with respect to the Companies: (i) there shall exist or have occurred an Effect, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that materially and for the foreseeable future impairs, or would reasonably be expected to materially and for the foreseeable future impair, achievement of Commercial Operation (as defined in the Credit Agreement), or (ii) R. Worsley shall have died or become incapacitated or disabled (in the case of disability, such that R. Worsley is unable to perform his obligations, or cause the Companies to perform their respective obligations under this Agreement or the Project Documents, and such disability is continuing and would reasonably be expected to continue for a period of not less than ninety (90) days).

12.21 Party. The term “Party” shall mean each of Catalytica, the Companies and Worsley, as applicable.

12.22 Permits. The term “Permits” shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

12.23 Person. The term “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

12.24 Plant. The term “Plant” shall mean the approximately 24 MW biomass-fired power generation plant under construction at an existing Abitibi Consolidated papermill near Snowflake, Navajo County, Arizona.

12.25 Power Purchase Agreements. The term “Power Purchase Agreements” shall mean (i) the Second Amended and Restated Renewable Energy Purchase and Sale Agreement dated August 18, 2006 by and between Snowflake and Salt River Project Agricultural Improvement and Power District (the “SRP Power Purchase Agreement”), and (ii) the EEI Master Power Purchase and Sale Agreement dated September 6, 2005 by and between Snowflake and Arizona Public Service Company, together with the Amended and Restated Transaction Confirmation dated August 16, 2006.

12.26 Product. The term “Product” shall mean each product, repair process or service under development, developed, manufactured, licensed, distributed or sold by the Companies or Catalytica (including its Subsidiaries), as the case may be, and any other products in which such Party has any proprietary rights or beneficial interest.

12.27 Project. The term “Project” shall mean the Plant and the fuel and timber procurement, processing, transportation, storage and sales (in the case of timber) business of the Companies.

12.28 Project Costs. The term “Project Costs” shall mean the Project Costs (as defined in the Credit Agreement), and for the avoidance of doubt, shall include any and all operating and other costs (including, without limitation, the cost of, or cost to procure, feed stock, testing, payroll and related benefits, insurance, gas, lubes, financing fees and interest costs, other soft costs, and investment in any Companies-related entities but excluding depreciation) necessary to achieve Commercial Operation (as defined in the Credit Agreement) and offset by any revenues generated by sales of electricity and logging activities.

12.29 Project Documents. The term “Project Documents” shall mean (i) the Credit Agreement, (ii) the Power Purchase Agreements, (iii) the Ground Lease Agreement dated September 14, 2005 by and between Abitibi-Consolidated Sales Corp. and Snowflake, (iv) the Biomass Supply and Services Agreement dated June 1, 2006 by and between Snowflake and Renegy, (v) the Service Agreement for Firm Point-To-Point Transmission Service Umbrella Short-Term dated July 10, 2006 by and between Arizona Public Service Company and Snowflake, and (vi) any other agreement or document relating to the financing, development, construction or operation of the Plant to which any of the Companies or Worsley is a party.

12.30 Properties. The term “Properties” shall mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or Used by the Companies or Catalytica (including its Subsidiaries), as the case may be.

12.31 Real Property. The term “Real Property” shall mean the real property Used by the Companies or Catalytica (including its Subsidiaries), as the case may be, in the conduct of its business.

12.32 Regulations. The term “Regulations” shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Internal Revenue Code.

12.33 Representatives. The term “Representatives” shall mean, collectively, any Person’s officers, general or limited partners (if applicable), directors, authorized employees, Affiliates, agents, attorneys or other advisors or representatives.

12.34 SEC. The term “SEC” shall mean the United States Securities and Exchange Commission.

12.35 Subsidiary. The term “Subsidiary” shall mean any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly.

12.36 Tax or Taxes. The term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this definition as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

12.37 Tax Return. The term “Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof; provided, however, with respect to the federal and state income Tax Returns for Companies, such Tax returns shall mean the Worsley filed federal income tax Schedule C with respect to that Company.

12.38 Trading Day. The term “Trading Day” shall mean a day on which Catalytica Common Stock or Holdings Common Stock, as applicable, is traded on the NASDAQ Global Market or NASDAQ Capital Market, or other public securities market.

12.39 Used. The term “Used” shall mean, with respect to the Properties, Contracts or Permits of a Party, those owned, leased, licensed or otherwise held by such Party which were acquired for use or held for use by such Party in connection with such Party’s business and operations, whether or not reflected on such Party’s books of account.

IN WITNESS WHEREOF, the Parties have executed this Contribution and Merger Agreement as of the date first written above.

CATALYTICA ENERGY SYSTEMS, INC.

By:	/s/ Robert W. Zack

Name: Robert W. Zack
Title: CEO/CFO

RENEGY HOLDINGS, INC.

By:	/s/ Robert W. Zack

Name: Robert W. Zack
Title: CEO/CFO

SNOWFLAKE ACQUISITION CORPORATION

By:	/s/ Robert W. Zack

Name: Robert W. Zack
Title: CEO/CFO

RENEGY, LLC

By:	/s/ Robert M. Worsley

Name: Robert M. Worsley
Title: Manager

RENEGY TRUCKING, LLC

By:	/s/ Robert M. Worsley

Name: Robert M. Worsley
Title: Manager

SNOWFLAKE WHITE MOUNTAIN POWER, LLC

By:	/s/ Robert M. Worsley

Name: Robert M. Worsley
Title: Manager

[Signature Page to Contribution and Merger Agreement]

ROBERT M. WORSLEY
/s/ Robert M. Worsley

CHRISTI M. WORSLEY
/s/ Christi M. Worsley

ROBERT M. WORSLEY AND CHRISTI M. WORSLEY
REVOCABLE TRUST

By:	/s/ Robert M. Worsley

Name: Robert M. Worsley
Title: Trustee

By:	/s/ Christi M. Worsley

Name: Christi M. Worsley
Title: Trustee

[Signature Page to Contribution and Merger Agreement]